EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

Dated as of March 26, 2012

among

KAYDON CORPORATION

THE SUBSIDIARY BORROWERS FROM TIME TO TIME PARTIES HERETO

THE ALTERNATE CURRENCY BORROWERS FROM TIME TO TIME PARTIES HERETO

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

and

PNC BANK, NATIONAL ASSOCIATION
SUNTRUST BANK
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agents

J.P. MORGAN SECURITIES LLC
as Sole Lead Arranger and Sole Book Runner

(Continued)

		Page

ARTICLE I: DEFINITIONS		1
1.1.	Certain Defined Terms	1
1.2.	References	34
1.3.	Company Acting on Behalf of Itself and Subsidiary Borrowers	34
1.4.	Joint and Several Liability for Obligations of the Company and Domestic Subsidiary Borrowers; Joint and Several Liability for Obligations of the Foreign Subsidiary Borrowers; No Liability of Foreign Subsidiary Borrowers for Obligations of the Company or the Domestic Subsidiary Borrowers	34
ARTICLE II: LOAN FACILITIES		35
2.1.	Loans	35
2.2.	Swing Line Loans	37
2.3.	Rate Options for all Advances; Maximum Interest Periods	39
2.4.	Optional Payments; Mandatory Prepayments	39
2.5.	Reduction of Commitments	41
2.6.	Method of Borrowing	42
2.7.	Method of Selecting Types, Currency and Interest Periods for Advances	42
2.8.	Minimum Amount of Each Advance	43
2.9.	Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Advances	43
2.10.	Default Rate	44
2.11.	Method of Payment	45
2.12.	Evidence of Debt	46
2.13.	Telephonic Notices	47
2.14.	Promise to Pay; Interest and Facility Fees; Interest Payment Dates; Interest and Fee Basis; Taxes	47
2.15.	Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions	55
2.16.	Lending Installations	55
2.17.	Non-Receipt of Funds by the Administrative Agent	55
2.18.	Termination Date	56
2.19.	Replacement of Certain Lenders	56
2.20.	Alternate Currency Loans	57

-ii-

(Continued)

-iii-

(Continued)

-iv-

(Continued)

-v-

(Continued)

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EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	--	Revolving Loan Commitments and Term Loan Commitments (Definitions)
EXHIBIT A-1	--	Eurocurrency Payment Offices (Definitions)
EXHIBIT B	--	Form of Borrowing/Election Notice (Section 2.2, Section 2.7, Section 2.9 and Section 2.20)
EXHIBIT C	--	Form of Request for Letter of Credit (Section 3.5)
EXHIBIT D	--	Form of Assignment Agreement (Definitions and Section 13.3)
EXHIBIT E	--	Form of Borrowers’ US Counsel’s Opinion (Section 5.1)
EXHIBIT F	--	Form of Compliance Certificate (Sections 5.2 and 7.1(A)(iii))
EXHIBIT G-1	--	Parent Guaranty (Definitions)
EXHIBIT G-2	--	Subsidiary Guaranty (Definitions)
EXHIBIT H	--	Forms of Alternate Currency Addenda (Definitions)
EXHIBIT I-1	--	Form of Revolving Loan Note (If Requested)
EXHIBIT I-2	--	Form of Term Loan Note (If Requested)
EXHIBIT J	--	Form of Assumption Letter (Definitions)
EXHIBIT K	--	Form of Designation Agreement (Section 13.1(B))
EXHIBIT L	--	Form of Commitment and Acceptance (Section 2.25)
EXHIBIT M	--	List of Closing Documents (Section 5.1)

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Schedules

Schedule 1.1.1	--	Permitted Existing Indebtedness (Definitions)

Schedule 1.1.2	--	Permitted Existing Investments (Definitions)

Schedule 1.1.3	--	Permitted Existing Liens (Definitions)

Schedule 1.1.4	--	EBIT Addback (Definitions)

Schedule 3.2	--	Transitional Letters of Credit (Section 3.2)

Schedule 6.3	--	Conflicts; Governmental Consents (Section 6.3)

Schedule 6.7	--	Litigation (Section 6.7)

Schedule 6.8	--	Subsidiaries (Section 6.8)

Schedule 7.3(B)	--	Asset Sales (Section 7.3(B))

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CREDIT AGREEMENT

This Credit Agreement dated as of March 26, 2012 is entered into among KAYDON CORPORATION, a Delaware corporation, as the Company, the Subsidiary Borrowers and Alternate Currency Borrowers from time to time parties hereto, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other Lenders and PNC Bank, National Association, SunTrust Bank and Wells Fargo Bank, National Association, as Syndication Agents.  The parties hereto agree as follows:

ARTICLE  I:  DEFINITIONS

1.1.           Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Accounting Changes” is defined in Section 10.8 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (other than transactions involving solely the Company and its Subsidiaries) (i) acquires all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock of another Person.

“Additional Term Loans” has the meaning set forth in Section 2.25.

“Administrative Agent” means JPMorgan Chase in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

“Advance” means a borrowing hereunder consisting of Revolving Loans or Term Loans, as the case may be, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation consisting, in either case, of the aggregate amount of the several Loans to a Borrower of the same Type and, in the case of Eurocurrency Rate Advances and Alternate Currency Loans, in the same currency and for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.  The term “Affiliate” shall not include a Subsidiary of the Company.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Revolving Lenders, as may be increased or reduced from time to time pursuant to the terms hereof.  The initial Aggregate Revolving Loan Commitment is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00).

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Loan Lenders, as funded and reduced or increased from time to time pursuant to the terms hereof.  The initial Aggregate Term Loan Commitment of $150,000,000 shall be reduced to zero on the Closing Date in accordance with Section 2.1(B).

“Agreed Currencies” means  (i) Dollars, (ii) so long as such currency remains an Eligible Currency, Canadian Dollars, British Pounds Sterling and euro, and (iii) any other Eligible Currency which the Company requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to one-hundred percent (100%) of the Revolving Lenders with a Revolving Loan Commitment; provided, that the Administrative Agent shall promptly notify each such Revolving Lender of each such request and each such Revolving Lender shall be deemed not to have agreed to each such request unless its written consent thereto has been received by the Administrative Agent within ten (10) Business Days from the date of such notification by the Administrative Agent to such Revolving Lender.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means, except as provided in Section 10.8, GAAP as in effect in the United States of America, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4 hereof; provided, however, that the Company may change any accounting policy to a preferable method to the extent such accounting policy is permitted under GAAP.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.5%) per annum, and (iii) the Eurocurrency Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurocurrency Base Rate for any day shall be based on the rate appearing on the applicable Reuters Screen (or on any successor or substitute screen) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate, respectively.

“Alternate Currency” means (i) only so long as such currency remains an Eligible Currency, Canadian Dollars, British Pounds Sterling and euro and (ii) any other Eligible Currency which the applicable Borrower requests the applicable Alternate Currency Bank to include as an Alternate Currency hereunder and which is acceptable to such Alternate Currency Bank and with respect to which an Alternate Currency Addendum has been executed by an Alternate Currency Borrower and such Alternate Currency Bank in connection therewith.

“Alternate Currency Addendum” means an addendum substantially in the applicable form of Exhibit H with such modifications thereto as shall be approved by the applicable Alternate Currency Banks.

“Alternate Currency Bank” means JPMorgan Chase or any other Revolving Lender (or any Affiliate, branch or agency thereof) to the extent it is party to an Alternate Currency Addendum, in its capacity as such.  If any agency, branch or Affiliate of JPMorgan Chase or such Revolving Lender shall be a party to an Alternate Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of JPMorgan Chase or such Revolving Lender hereunder; provided, however, that JPMorgan Chase or such Revolving Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Alternate Currency Borrower” means (i) any Wholly-Owned Subsidiary which is a Foreign Subsidiary of the Company, whether now existing or hereafter formed, that is a party to an Alternate Currency Addendum, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.23 and such other documents as may be required pursuant to this Agreement, in each case together with its respective successors and assigns and (ii) the Company.

“Alternate Currency Borrowing” means any borrowing consisting of a Loan made to an Alternate Currency Borrower in an Alternate Currency.

“Alternate Currency Commitment” means, for any Alternate Currency Bank for each Alternate Currency, the obligation of such Alternate Currency Bank to make Alternate Currency Loans not exceeding the Dollar Amount set forth in the applicable Alternate Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and the applicable Alternate Currency Addendum.

“Alternate Currency Exposure” means, at any time, the aggregate principal amount of all Alternate Currency Loans outstanding at such time.  The Alternate Currency Exposure of any Revolving Lender shall be its Revolving Loan Pro Rata Share of the total Alternate Currency Exposure at such time.

“Alternate Currency Interest Period” means, with respect to any Alternate Currency Loan, the Interest Period as set forth on the applicable Alternate Currency Addendum.

“Alternate Currency Loan” means any Loan denominated in an Alternate Currency made by an Alternate Currency Bank to an Alternate Currency Borrower pursuant to Section 2.20 and the related Alternate Currency Addendum.

“Alternate Currency Rate” means, for any day for any Alternate Currency Loan, the per annum rate of interest selected by the applicable Alternate Currency Borrower under and as set forth in the applicable Alternate Currency Addendum plus the then Applicable Alternate Currency Margin.

“Alternate Currency Sublimit” means $50,000,000.

“Applicable Alternate Currency Margin” means, as at any date of determination, the rate per annum applicable to Alternate Currency Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof, or as modified by the applicable Alternate Currency Addendum.

“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable Facility Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Applicable Floating Rate Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

 “Applicable L/C Fee Percentage” means, as at any date of determination, a rate per annum then applicable for Letter of Credit fees determined in accordance with the provisions of Section 2.14(D)(ii) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities, in its capacity as sole lead arranger and the sole book runner for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to the Company or any Subsidiary, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Capital Stock of any Subsidiary of such Person) to any Person other than the Company or any of its wholly-owned Subsidiaries other than (i) the sale of inventory in the ordinary course of business, (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out equipment disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial intellectual property rights to lapse or go abandoned in the ordinary course of business), (iii) leases, subleases, licenses and sublicenses of assets in the ordinary course of business consistent with past practice, (iv) the sale of Receivables and Related Security in connection with a Permitted Receivables Financing, (v) transfers consisting of Liens permitted under Section 7.3(C), Investments permitted under Section 7.3(D) and Restricted Payments permitted under Section 7.3(F), and (vi) any sale, lease, conveyance, disposition or other transfer of assets in a single transaction or series of related transactions with a fair market value of $1,000,000 or less.

“Assignment Agreement” means an assignment and assumption agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit D.

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Lenders in substantially the applicable form of Exhibit J hereto pursuant to which such Subsidiary agrees to become a Subsidiary Borrower or an Alternate Currency Borrower and agrees to be bound by the terms and conditions hereof as if originally a party hereto.

“Authorized Financial Officer” means, with respect to the Company, any of the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any duly authorized officer performing a similar function as designated by the Company to the Administrative Agent from time to time, in each case acting singly.

“Authorized Officer” means, with respect to the Company, any of the President, Chief Executive Officer, the Senior Vice President, Chief Financial Officer and Treasurer, the Vice President, Controller and Chief Accounting Officer or the Vice President, General Counsel and Secretary of the Company, acting singly, or with respect to any Subsidiary Borrower or Alternate Currency Borrower, any officer of such Person as designated by the Company to the Administrative Agent from time to time, in each case acting singly.

“Bank Product Provider” means any Lender or an Affiliate of a Lender that provides any Bank Product to any Borrower or its Subsidiaries.

 ”Bank Products” means any of the following services provided to any Borrower or its Subsidiaries by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan or Foreign Pension Plan) in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means each of (i) the Company, (ii) any Subsidiary Borrower and (iii) any Alternate Currency Borrower, in each case together with its permitted successors and assigns and “Borrowers” shall mean, collectively, the Company, the Subsidiary Borrowers and the Alternate Currency Borrowers and their permitted successors and assigns.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“British Pounds Sterling” means the lawful currency of Great Britain.

“Business Day” means:

(a)
for the purposes of determining the Eurocurrency Base Rate, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in London, England;

(b)	for the purpose of any payment to be made in Dollars, a day other than a Saturday or Sunday on which banks are open for the transaction of domestic and foreign exchange business in New York, New York;

(c)
for any other purpose, means a day (i) other than a Saturday or Sunday on which banks are generally open for the transaction of domestic and foreign exchange business in New York, New York and (ii) with respect to borrowings, payment or rate selection of Loans denominated in (A) euro, a day on which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of euro is open for business and (B) an Agreed Currency other than Dollars and euro, a day on which the applicable Eurocurrency Payment Office related to such currency is open for the transaction of domestic and foreign exchange business.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited), (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) and all warrants, options or other rights to acquire any of the forgoing; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and, at such date of acquisition, rated A-1 or better by S&P or P-1 or better by Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above or rated A-1, AAA or better by S&P or P-1, Aaa or better by Moody’s and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and rated AAA by S&P or Aaa by Moody’s, (vi) auction rate securities including municipal securities and preferred stock with holding periods not to exceed 270 days and rated AAA by S&P or Aaa by Moody’s, (vii) in the case of any Foreign Subsidiary (in addition to the items permitted by the foregoing clauses (i) through (vi)) any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency if available and (b) investments of the type and maturity described in clauses (iii) through (vi) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies if available and (viii) any other Investment constituting a cash equivalent (as determined in accordance with Agreement Accounting Principles) consistent with the investment policy of the Company approved by its board of directors; provided that any Investments that no longer satisfy any of the foregoing clauses shall still constitute Cash Equivalents to the extent such Investments were Cash Equivalents at the time any such Investments were made.

“Cash Interest Expense” means, without duplication, for any period, (i) the total interest expense of the Company and its consolidated Subsidiaries paid in cash during such period (including the interest component of Capitalized Leases, Off-Balance Sheet Liabilities and net payments or receipts (if any) pursuant to Hedging Arrangements relating to interest rate protection but excluding commitment and letter of credit fees, other non-interest based fees, commissions, discounts and costs related to financings and amortization and accretion of debt discount and all of the foregoing excluded items), all as determined in conformity with Agreement Accounting Principles, less (ii) cash interest income in Dollars on obligations owed to the Company or any of its Domestic Subsidiaries, to the extent such interest income is excluded from the calculation of EBITDA.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case, having general applicability to all banks within the jurisdiction in which the applicable Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement); provided, however, that notwithstanding anything herein to the contrary,  (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III, shall, in each case, be deemed to be a “Change in “Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the absolute right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or

(b) the majority of the board of directors of the Company fails to consist of Continuing Directors.

“Closing Date” means March 26, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means collectively, each of the Pledge Agreements, together with all agreements and documents referred to therein or contemplated thereby.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance”  is defined in Section 2.25 hereof.

 “Company” means Kaydon Corporation, a Delaware corporation, together with its successors and permitted assigns.

“Computation Date” is defined in Section 2.22(C) hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

 “Consolidated Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis (determined in accordance with Agreement Accounting Principles).

“Consolidated Net Worth” means all amounts which would be included under shareholders’ equity (including, but not limited to, capital stock, additional paid-in capital and retained earnings) on the consolidated balance sheet for the Company and its Subsidiaries (determined in accordance with Agreement Accounting Principles).

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation” as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another, including, without limitation, any such Indebtedness of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), but excluding any such Contingent Obligation among the Obligors.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; and (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company.

“Credit Party” means the Administrative Agent, any Issuing Bank, any Alternate Currency Bank, the Swingline Lender or any other Lender.

“Credit Support Documents” means collectively, each of the Collateral Documents and the Guarantees, together with all agreements and documents referred to therein or contemplated thereby.

“Credit Support Requirement” means the requirement hereunder that, as of any time the same is to be determined, the Company, each Subsidiary Guarantor and each Pledged Foreign Subsidiary at such time (including each Subsidiary of a Pledged Foreign Subsidiary for so long as the Capital Stock of such Subsidiary remains unencumbered and free and clear of all Liens), considered in the aggregate, contributed at least seventy-five percent (75%) of EBIT for the then most recently completed Last Twelve-Month Period as reported in the most recent quarterly or, in the case of the fourth fiscal quarter of any fiscal year, annual consolidated financial statements delivered pursuant to Section 7.1(A)(i) or (ii) (as applicable) (or, prior to the delivery of the first of such financial statements, as reported in the most recent quarterly or, in the case of the fourth fiscal quarter of any fiscal year, annual consolidated financial statements of the Company and its Subsidiaries).

“Customary Permitted Liens” means:

(i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet delinquent or which thereafter can be paid without penalty or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with GAAP as in effect from time to time, if and to the extent that GAAP so require;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than 60 days past due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with GAAP as may be in effect from time to time, if and to the extent that GAAP so require;

(iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Company’s and its Subsidiaries’ assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $25,000,000;

(iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof;

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business, including precautionary UCC filings with respect to operating leases of the Company or any of its Subsidiaries;

(vii) leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(ix) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(x) Liens (A) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.3(D) to be applied against the purchase price for such Investment, (B) consisting of an agreement to sell any property in an Asset Sale permitted under Section 7.3(B), in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien, (C) on securities that are the subject of repurchase agreements constituting Cash Equivalents, and (D) on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xi) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business;

(xii) (A) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; and

(xiii) pledges and deposits in the ordinary course of business securing deductibles, self-insurance, co-payments (or insurance of similar obligations) or liabilities for reimbursement obligations of (including in respect of letters of credit or bank guarantees for the benefit of), insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Article VIII hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans or Term Loans, (ii) fund any portion of its participations in Letters of Credit, Swingline Loans or Alternate Currency Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans, Revolving Loans and participations in then outstanding Letters of Credit, Swingline Loans and Alternate Currency Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.1(B).

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.1(B).

“Designation Agreement” is defined in Section 13.1(B).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date; provided that (i) if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) any Capital Stock that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require the Company to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” prior to the date that is ninety-one (91) days after the Facility Termination Date shall not constitute Disqualified Stock so long as the terms of such Capital Stock provide that the Loans and all other Obligations (other than Hedging Obligations owing under Hedging Agreements to any Lender or any Affiliate of a Lender) are repaid in full prior to such purchase or redemption.

“Divestiture” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (other than transactions involving solely the Company and its Subsidiaries) (i) divests any going business or all or substantially all of the assets of the Company, any Subsidiary or any division thereof, whether through sale of assets, merger or otherwise or (ii) directly or indirectly disposes (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Subsidiary which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock of any Subsidiary.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Domestic Subsidiary” means a Subsidiary of the Company incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, which Subsidiary is not directly or indirectly a Subsidiary of a Foreign Subsidiary.

“Domestic Subsidiary Borrower” means a Subsidiary Borrower that is a Domestic Subsidiary.

“Dutch Parallel Debt” is defined in Section 10.15 hereof.

“Dutch Pledge” is defined in Section 10.15 hereof.

“EBIT” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) interest expense, whether or not in cash, to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, all as determined in accordance with Agreement Accounting Principles, plus (iv) any extraordinary, unusual or non-recurring non-cash losses (including any non-cash impairments to fixed assets or goodwill or other intangible assets) to the extent deducted in computing Net Income, plus (v) to the extent not included in interest expense and to the extent deducted in computing Net Income, the implied interest component of Receivables Facility Attributed Indebtedness, plus (vi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent such expenses are deducted in computing Net Income, plus (vii) any losses incurred by any Person whose income is subtracted from the calculation of EBIT pursuant to clauses (xv) or (xvi) below but only to the extent such losses are not funded by the Company or any Subsidiary pursuant to a capital call, Investment or otherwise, plus (viii) any fees, costs and expenses incurred in connection with acquisitions or proposed acquisitions and related financing transactions within the twelve month period prior to the date of this Agreement, whether or not such transaction is or was consummated, in an aggregate amount not to exceed $5,000,000, plus (ix) any fees, costs and expenses incurred in connection with the execution and delivery of the Loan Documents, plus (x) any fees, costs and expenses incurred after the Closing Date in connection with restructurings, Investments, recapitalization, Indebtedness, including, without limitation, those incurred in connection with the issuance of any equity or debt offering (which may include the public registration of any securities issued in, or exchanged for, any such equity or debt offering, upfront fees payable in respect of bank facilities and any fees, costs and expenses directly incurred the Company and its Subsidiaries) and Permitted Acquisitions, whether or not such event or transaction is or was consummated; provided, that fees, costs and expenses incurred in respect of any of the foregoing transactions shall be one-time costs, fees and expenses with respect to any such event or transaction and shall not constitute recurring fees, costs and expenses; provided, further, that fees, costs and expenses incurred in cash in respect of restructurings shall not exceed $10,000,000 for any four consecutive quarter period, plus (xi) any losses on disposed, abandoned or discontinued assets or operations to the extent deducted in computing Net Income, plus (xii) all other non-cash charges and expenses, plus (xiii) amounts in respect of the matters and subject to the limitations set forth in Schedule 1.1.4 attached hereto, minus (xiv) any extraordinary, unusual or non-recurring non-cash gains or other income to the extent added in computing Net Income, minus (xv) any gains on disposed, abandoned or discontinued assets or operations to the extent added in computing Net Income, minus (xvi) the income of any Person (other than a Wholly-Owned Subsidiary of the Company) (a) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest and (b) to the extent the Company or any of its Subsidiaries does not control the Board of Directors or other governing body of such Person or otherwise does not control the declaration of a dividend or other distribution by such Person, except in each case to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, minus (xvii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or distributions (including via intercompany advances or other intercompany transactions but in each case up to and not exceeding the amount of such income) by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, minus (xviii) any non-cash income.  Notwithstanding anything herein, in any financial statements of the Company or in Agreement Accounting Principles to the contrary, for purposes of calculating and determining EBIT, any Acquisition made by the Company or any of its Subsidiaries (including through mergers or consolidations), any Divestitures consummated by the Company or any of its Subsidiaries, and including in each case any related financing transactions, during the period for which such EBIT was calculated shall be deemed to have occurred on the first day of the relevant period for which such EBIT was calculated on a pro forma basis in accordance with Regulation S-X.

“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing EBIT, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing EBIT.  Notwithstanding anything herein, in any financial statements of the Company or in Agreement Accounting Principles to the contrary, for purposes of calculating and determining EBITDA, any Acquisition made by the Company or any of its Subsidiaries (including through mergers or consolidations), any Divestitures consummated by the Company or any of its Subsidiaries, and including in each case any related financing transactions, during the period for which such EBITDA was calculated shall be deemed to have occurred on the first day of the relevant period for which such EBITDA was calculated on a pro forma basis in accordance with Regulation S-X.

“Effective Commitment Amount” is defined in Section 2.25 hereof.

“Eligible Currency” means any currency other than Dollars with respect to which the Administrative Agent or the Company has not given notice in accordance with Section 2.22 and that is readily available, freely traded, in which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Revolving Lenders in such market and as to which an Equivalent Amount may be readily calculated.  If, after the designation by the Revolving Lenders at the request of the Company of any currency as an Agreed Currency or Alternate Currency, currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, such country’s currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (ii) as to which, in the determination of the Administrative Agent, an Equivalent Amount is not readily calculable (each of clause (i) and (ii), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Lenders and the Company, and such country’s currency shall no longer be an Agreed Currency or Alternate Currency until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Company shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loan into Loans in Dollars or another Agreed Currency or Alternate Currency, subject to the other terms contained in Articles II and IV.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by the respective Designating Lender or an Affiliate of such Designating Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s.

 “Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equivalent Amount” of any currency at any date shall mean the equivalent in Dollars of such currency, calculated on the basis of the Exchange Rate for such currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“euro” means the lawful currency of the member states of the European Union which adopted the Council Regulation E.C.  No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the applicable rate for deposits in the Agreed Currency as reported by Reuters as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, as adjusted for Reserves provided that, if no such rate is available to the Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan Chase or one of its Affiliate banks offers to place deposits in the Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan Chase’s relevant Eurocurrency Rate Loan and having a maturity equal to such Interest Period, as adjusted for Reserves.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, any agency, branch or Affiliate of the Administrative Agent, specified as the “Eurocurrency Payment Office” for such Agreed Currency on Exhibit A-1 hereto or, such other agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the Eurocurrency Base Rate applicable to such Interest Period plus the Applicable Eurocurrency Margin then in effect.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan made on a fully syndicated basis pursuant to Section 2.1, which bears interest at the Eurocurrency Rate.

“Exchange Rate” means, on any day, with respect to any currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (local time applicable to the transaction in question), on such date on the Reuters World Currency Page for such currency.   In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m. (local time applicable to the transaction in question) on such date for the purchase of Dollars with such currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Facility Increase Notice” is defined in Section 2.25 hereof.

“Facility Termination Date” means March 27, 2017.

“FATCA” is defined in Section 2.14(E)(i) hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any date that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Subsidiary Guarantor or to permit its Capital Stock from being pledged pursuant to a Pledge Agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors

“Fixed-Rate Loan” means any Eurocurrency Rate Loan and any Alternate Currency Loan bearing a fixed rate of interest for the applicable Interest Period.

“Floating Rate” means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the Applicable Floating Rate Margin then in effect.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Foreign EBIT Cap” is defined in Section 7.2(L).

“Foreign-Owned Subsidiary” means a Subsidiary of a Pledged Foreign Subsidiary for so long as the Capital Stock of such Subsidiary remains unencumbered and free and clear of all Liens.

“Foreign Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which (i) is maintained or contributed to for the benefit of employees of the Company or any other member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) thereof and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means a Subsidiary Borrower that is a Foreign Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Guaranty” means each of (i) the Subsidiary Guaranty and (ii) the Parent Guaranty.

“Hedging Agreements” is defined in Section 7.3(J) hereof.

“Hedging Arrangements” is defined in the definition of “Hedging Obligations” below.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Arrangements”), and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender in respect of its Loans (including, without limitation, each Alternate Currency Bank in respect of its Alternate Currency Loans), (ii) each Issuing Bank in respect of Reimbursement Obligations owed to it, (iii) the Administrative Agent, the Lenders and the Issuing Banks in respect of all other present and future obligations and liabilities of the Company or any of its Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Indemnitee in respect of the obligations and liabilities of the Company or any of its Subsidiaries to such Person hereunder or under the other Loan Documents, (v) each Lender (or affiliate thereof), in respect of all Hedging Obligations of the Company and its Subsidiaries to such Lender (or such affiliate) as exchange party or counterparty under any Hedging Agreements, (vi) each Lender (or affiliate thereof) in respect of obligations under Bank Products of the Company and its Subsidiaries to such Lender (or such affiliate), and (vii) their respective successors, transferees and assigns.

“Home Country” is defined in Section 6.14(A) hereof.

“Incremental Commitments” is defined in Section 2.25.

“Incremental Term Loan Commitments” is defined in Section 2.25.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, including, without limitation, subordinated indebtedness and all other notes and debentures, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices), (iii) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured, (iv) monetary or financial obligations which are evidenced by notes, acceptances or other instruments, (v) Capitalized Lease Obligations, (vi) Contingent Obligations with respect to the Indebtedness of other Persons (it being understood and agreed that, in calculating the amount of Indebtedness hereunder, the amount of any such Contingent Obligations shall only be included to the extent such Contingent Obligations do not cover obligations representing other Indebtedness already included in such calculation), (vii) obligations with respect to standby letters of credit, bankers acceptances or similar instruments (other than commercial letters of credit) in respect of drafts which may be presented or have been presented and have not yet been paid and are not included in clause (i) above, (viii) Off-Balance Sheet Liabilities and (ix) Disqualified Stock; provided, however, that, “Indebtedness” shall not include any obligations resulting from the endorsement of negotiable instruments in the ordinary course of business, any obligations under performance, bid, appeal, stay, customs and surety bonds, performance and completion guarantees, bank guarantees and bankers’ acceptances required in the ordinary course of business or in connection with the enforcement of claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default, any contingent obligations incurred in the ordinary course of business with respect to obligations not constituting Indebtedness or any obligations under Hedging Agreements.  The amount of Indebtedness of any Person at any date shall be without duplication (a) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (b) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Initial Obligor Group” means each Obligor as of the Closing Date.

“Interest Period” means, (i) any Alternate Currency Interest Period and (ii) with respect to a Eurocurrency Rate Loan, a period of one (1), two (2), three (3) or six (6) months, or, if available and approved by all Revolving Lenders, in the case of Revolving Loans, or all Term Loan Lenders, in the case of Term Loans, at the time requested, nine (9) or twelve (12) months, commencing on a Business Day selected by the Company on which a Eurocurrency Rate Advance is made to the Company pursuant to this Agreement.  Such interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Capital Stock or other securities, or of a beneficial interest in any Indebtedness, Capital Stock or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business on terms customary in trade) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business or (iv) any guaranty or other Contingent Obligation of that Person with respect to an obligation of any other Person.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Banks” means JPMorgan Chase or any of its Affiliates or any other Revolving Lender in its separate capacity as an issuer of Letters of Credit pursuant to Section 3.1.  The designation of any Revolving Lender as an Issuing Bank after the Closing Date shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

 “JPMorgan Chase” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“J.P. Morgan Securities” means J.P. Morgan Securities LLC, in its individual capacity, and its successors.

“JPMorgan Chase Roles” is defined in Section 11.9(b) hereof.

“Last Twelve-Month Period” is defined in Section 7.4(A) hereof.

“L/C Documents” is defined in Section 3.4 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit and (ii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time.  The L/C Obligations of any Revolving Lender at any time shall be its Revolving Loan Pro Rata Share of the total L/C Obligations at such time.

“Lender Increase Notice” is defined in Section 2.25 hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or an Alternate Currency Addendum, including the Revolving Lenders, the Term Loan Lenders, the Issuing Banks, the Alternate Currency Banks, the Swing Line Banks and each of their respective successors and assigns.  Each reference in this Agreement to any Lender shall, to the extent applicable, be deemed a reference to each Alternate Currency Bank.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means the commercial and standby letters of credit to be issued by the Issuing Banks pursuant to Section 3.1 hereof.

“Leverage Ratio” is defined in Section 7.4(A) hereof.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan(s)” means, with respect to a Lender, such Lender’s portion of an Advance made pursuant to Section 2.1 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and in the case of any Alternate Currency Bank, any Alternate Currency Loan made pursuant to Section 2.20 and the applicable Alternate Currency Addendum, and collectively, all Revolving Loans, Term Loans (including, without limitation, Additional Term Loans), Swing Line Loans and Alternate Currency Loans, whether made or continued as or converted to Floating Rate Loans or Fixed-Rate Loans.

“Loan Account” is defined in Section 2.12(A) hereof.

“Loan Documents” means this Agreement, each Alternate Currency Addendum executed hereunder, each Assumption Letter, any promissory notes executed pursuant to Section 2.12(D), the Collateral Documents, the Guarantees, any Assumption Letter, any Commitment and Acceptance, any Assignment Agreement and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the collective ability of the Borrowers and their respective Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Administrative Agent to enforce in any material respect the Obligations under the terms of the Loan Documents.

“Material Indebtedness” means any individual class of Indebtedness (other than Indebtedness hereunder) which has an aggregate outstanding principal amount in excess of $25,000,000.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any member of the Controlled Group.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Net Indebtedness” means, as of any date of determination, the excess, if any, of (i) Total Indebtedness of the Company and its Subsidiaries as of such date over (ii) the Unrestricted Cash Amount as of such date.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Agreements.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Agreement as of the date of determination (assuming such Hedging Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Agreement as of the date of determination (assuming such Hedging Agreement were to be terminated as of that date).

“New Currency” is defined in Section 2.11(c) hereof.

“Non-Core Assets” means, in connection with any Permitted Acquisition, assets (excluding any Capital Stock) acquired as part of such Permitted Acquisition that constitute assets that are not used in the core business of the Company and its Subsidiaries (as determined in good faith by the Company’s management or board of directors).

“Non-Obligor Subsidiary” means each Subsidiary of the Company that is not an Obligor.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers or any of their Subsidiaries to the Administrative Agent, any Lender, the Swing Line Bank, the Arranger, any Affiliate of the Administrative Agent or any Lender, any Issuing Bank, any Alternate Currency Bank or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the L/C Documents, any Alternate Currency Addendum, the Guarantees, the Pledge Agreements, or any other Collateral Document or Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor” means each member of the Obligor Group.

“Obligor Group” means (a) the Company, (b) each Alternate Currency Borrower, (c) each Subsidiary Guarantor, (d) each Pledged Foreign Subsidiary, and (e) subject to Section 7.2(L) hereof, each Foreign-Owned Subsidiary.

“Off-Balance Sheet Liabilities” of a Person means (a) any Receivables Facility Attributed Indebtedness and repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables and Related Security sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses (a) through (d), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Original Currency” is defined in Section 2.11(c) hereof.

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, any tax, levy, impost, deduction, charge, withholding, assessment or fee, liability or any interest or penalty with respect thereto imposed as a result of a present or former connection between such Person and the jurisdiction imposing such tax, levy, impost, deduction, charge, withholding, assessment or fee, liability or any interest or penalty with respect thereto (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Parent Guaranty” means that certain Guaranty, dated as of the Closing Date, in the form attached hereto as Exhibit G-1, executed by the Company in favor of the Administrative Agent, for the ratable benefit of the Lenders, the Alternate Currency Banks, the Swing Line Bank and the Issuing Banks (as the same may be amended, restated, supplemented or other otherwise modified from time to time), unconditionally guaranteeing the Secured Obligations.

“Participant Register” is defined in Section 13.2(D) hereof.

“Participants” is defined in Section 13.2(A) hereof.

“Payment Date” means the last Business Day of each March, June, September and December and the Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(F) hereof.

“Permitted Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

“Permitted Existing Investments” means the Investments of the Company and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company and/or any of its Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed SPV, or any other Person, any Receivables and Related Security for the purpose of obtaining financing; provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Company or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Administrative Agent and (ii) the Receivables Facility Attributed Indebtedness incurred in such transaction or series of transactions does not exceed $100,000,000 in the aggregate.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement (i) that does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) that does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, (iii) in the case of Material Indebtedness, that does not contain covenants, subordination, events of default and remedies materially less favorable, when taken as a whole, to the Company and its Subsidiaries, taken as a whole, or to the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended and (iv) with respect to which any increase in interest rate, premiums and fees shall be substantially the same as those available in the market for similarly situated borrowers at the time of such replacement, renewal, refinancing or extension.

 “Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a Pledge Agreement in form and substance satisfactory to the Administrative Agent and its counsel, duly executed and delivered by the Company and/or any applicable Subsidiary of the Company to and in favor of the Administrative Agent (for the benefit of itself, the Issuing Banks, the Lenders and the other Holders of Secured Obligations), as it may from time to time be amended, supplemented or otherwise modified, with respect to 65% of the outstanding Capital Stock of a Foreign Subsidiary.

“Pledged Foreign Subsidiary” means each Foreign Subsidiary the stock of which has been pledged pursuant to a Pledge Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed New Lender” is defined in Section 2.25.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time and its Term Loan Commitment at such time (or, subsequent to the extension of the Term Loans, the aggregate principal amount of such Lender’s Term Loans), in each case, as adjusted from time to time in accordance with the provisions of this Agreement by (y) the Aggregate Revolving Loan Commitment at such time and the Aggregate Term Loan Commitments at such time (or, subsequent to the extension of the Term Loans, the aggregate principal amount of all of the Lenders’ Term Loans); provided, however, if all of the Revolving Loan Commitments and Term Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans, Alternate Currency Loans and Letters of Credit, plus (C) such Lender’s Term Loans, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans, all Alternate Currency Loans and all Letters of Credit, plus (C) the aggregate outstanding amount of all Term Loans.  Notwithstanding the foregoing, in the case of Section 2.26 when a Defaulting Lender shall exist, each Defaulting Lender’s Revolving Loan Commitment, Revolving Loans, Term Loans and share of Swingline Loans, Alternate Currency Loans and Letters of Credit shall be disregarded when determining “Pro Rata Share” hereunder.  In addition, subsequent to the issuance of any Additional Term Loans, such Additional Term Loans shall constitute Term Loans for purposes hereof.

“Purchasers” is defined in Section 13.3(A).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rate Option” means the Eurocurrency Rate or the Floating Rate or the Alternate Currency Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or such Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by the Company, an SPV or any other Subsidiary in connection with any Permitted Receivables Financing.

“Register” is defined in Section 13.3(D) hereof.

“Regulation S-X” means Regulation S-X promulgated under the Securities Exchange Act.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Request for Letter of Credit” is defined in Section 3.4(A) hereof.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall be a Defaulting Lender, then “Required Lenders” means Lenders, other than Defaulting Lenders, whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders.

“Required Revolving Lenders” means Revolving Lenders whose Pro Rata Shares of the Revolving Credit Obligations, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Revolving Lenders shall be a Defaulting Lender, then “Required Revolving Lenders” means Revolving Lenders, other than Defaulting Lenders, whose Revolving Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Revolving Pro Rata Shares of such Revolving Lenders.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, rules, regulations and executive orders administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserves” shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Company now or hereafter outstanding, except a dividend payable solely in the Company’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than Disqualified Stock) or options, warrants or other rights to purchase Capital Stock, (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness subordinated to the Obligations, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Capital Stock of the Company, or any of its Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (v) any transaction that has an effect substantially similar to the effect of any of the transactions described in the foregoing clauses (i) through (iv).

“Revolving Credit Availability” means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding principal Dollar Amount of the Swing Line Loans at such time, plus (iii) the Dollar Amount of outstanding L/C Obligations at such time, plus (iv) the Dollar Amount of the outstanding principal amount of the Alternate Currency Loans at such time.  The Revolving Credit Obligations of any Lender shall be its Revolving Loan Pro Rata Share of the total Revolving Credit Obligations at such time.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who holds Revolving Loans or participations in Swing Line Loans, Alternate Currency Loans and Letters of Credit.)

“Revolving Loan” is defined in Section 2.1 hereof.

“Revolving Loan Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans and Alternate Currency Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the Assignment Agreement by which it became a Revolving Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Revolving Loan Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time, in each case, as adjusted from time to time in accordance with the provisions of this Agreement by (y) the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Revolving Loan Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans, Alternate Currency Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans, all Alternate Currency Loans and all Letters of Credit.  Notwithstanding the foregoing, in the case of Section 2.26 when a Defaulting Lender shall exist, each Defaulting Lender’s Revolving Loan Commitment, Revolving Loans and share of Swingline Loans, Alternate Currency Loans, and Letters of Credit shall be disregarded when determining “Revolving Loan Pro Rata Share” hereunder.

 “S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with its successors and assigns.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) all obligations in respect of Bank Products, and (iii) all Hedging Obligations of the Company or any Subsidiary owing under Hedging Agreements to any Lender or any Affiliate of any Lender.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Significant Subsidiary” means any Subsidiary of the Company that, as of the end of each fiscal quarter of the Company, has assets with a total book value equal to or greater than five percent (5%) of the aggregate book value of the Consolidated Assets of the Company and its Subsidiaries as reported in the most recent quarterly or, in the case of the fourth fiscal quarter of any fiscal year, annual consolidated financial statements delivered pursuant to Section 7.1(A)(i) or (ii) (as applicable) (or, prior to the delivery of the first of such financial statements, as reported in the most recent quarterly or, in the case of the fourth fiscal quarter of any fiscal year, annual consolidated financial statements of the Company and its Subsidiaries); provided, that if at any time the aggregate amount of the book value of assets of all Subsidiaries that are not Significant Subsidiaries exceeds fifteen (15%) of the aggregate book value of the Consolidated Assets of the Company and its Subsidiaries) as reported in the most recent quarterly or, in the case of the fourth fiscal quarter of any fiscal year, annual consolidated financial statements delivered pursuant to Section 7.1(A)(i) or (ii) (as applicable) (or, prior to the delivery of the first of such financial statements, as reported in the most recent quarterly or, in the case of the fourth fiscal quarter of any fiscal year, annual consolidated financial statements of the Company and its Subsidiaries), the Company shall designate in writing to the Administrative Agent additional Subsidiaries as “Significant Subsidiaries” to eliminate such excess.

“SPV” means a Subsidiary of the Company that is a special purpose entity established solely for the purpose of purchasing Receivables and related assets in connection with a Permitted Receivables Financing.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company and shall include, without limitation, each Subsidiary Borrower.

“Subsidiary Borrower” means any Wholly-Owned Subsidiary of the Company, whether now existing or hereafter formed, that becomes a party hereto pursuant to an Assumption Letter and subject to the satisfaction of such other conditions set forth in Sections 2.24 and 5.4 of this Agreement, together with its respective successors and assigns.

“Subsidiary Guarantors” means (i) as of the Closing Date, all of the Company’s Subsidiaries party to the Subsidiary Guaranty on the Closing Date and (ii) after the Closing Date, all other Subsidiaries which are required to become Subsidiary Guarantors in satisfaction of Section 2.24 or 7.2(I), together with their respective successors and assigns, subject in each case to such addition or removal as is permitted under Section 7.2(K).

“Subsidiary Guaranty” means (i) that certain Guaranty, dated as of the Closing Date, in the form attached hereto as Exhibit G-2 hereto, executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, the Alternate Currency Banks, the Swing Line Bank and the Issuing Banks (as the same may be amended, restated, supplemented (including to add new Subsidiary Guarantors) and/or otherwise modified from time to time) or (ii) any other guaranty, in form and substance satisfactory to the Administrative Agent and its counsel, delivered, but only at the Company’s option in the case of a Foreign Subsidiary to the extent such delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary, in each case unconditionally guaranteeing the Secured Obligations, as the same may be amended, modified, supplemented and/or restated (including to add new Subsidiary Guarantors).

“Supplemental Term Loan Commitments” is defined in Section 2.25.

“Swing Line Bank” means JPMorgan Chase or any other Lender as a successor Swing Line Bank pursuant to the terms hereof.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans to the Company up to a maximum principal amount of $25,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Revolving Lender shall be its Revolving Loan Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Loan” means a Loan made available to the Syndicated Borrowers by the Swing Line Bank pursuant to Section 2.2 hereof.

“Syndicated Borrowers” means, collectively, the Company and the Subsidiary Borrowers and “Syndicated Borrower” means any of the foregoing.

“Syndication Agent” means each of PNC Bank, National Association, SunTrust Bank and Wells Fargo Bank, National Association in its capacity as a syndication agent for the credit transaction evidenced by this Agreement.

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Term Loan” is any initial term loan under Section 2.1 hereof, any Additional Term Loan made pursuant to an Incremental Term Loan Commitment or any term loan made pursuant to a Supplemental Term Loan Commitment.

“Term Loan Commitment” means, for each Term Loan Lender, the obligation of such Term Loan Lender to make Term Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or the signature page of the Assignment Agreement by which it became a Term Loan Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement.

“Term Loan Lender” means each Lender that has a Term Loan Commitment, Supplemental Term Loan Commitment or Incremental Term Loan Commitment or that holds a Term Loan (including, without limitation, an Additional Term Loan).

 “Term Loan Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Term Loan Commitment at such time (or, subsequent to the extension of the Term Loans, the aggregate principal amount of such Lender’s Term Loans), in each case, as adjusted from time to time in accordance with the provisions of this Agreement by (y)  the Aggregate Term Loan Commitments at such time (or, subsequent to the extension of the Term Loans, the aggregate principal amount of all of the Lenders’ Term Loans); provided, that subsequent to the extension of any Additional Term Loans, such Additional Term Loans shall included hereunder for purposes of determining the Term Loan Pro Rata Share.  Notwithstanding the foregoing, in the case of Section 2.26 when a Defaulting Lender shall exist, each Defaulting Lender’s Term Loans shall be disregarded when determining “Term Loan Pro Rata Share” hereunder.

“Termination Date” means the earlier of (a) the Facility Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 hereof or the Revolving Loan Commitments pursuant to Section 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such Plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan or Foreign Pension Plan.

“Total Indebtedness” means, as at the last day of any fiscal quarter, the outstanding principal amount of all Indebtedness (including the undrawn portion of any outstanding letters of credit or similar obligations) of the Company and its Subsidiaries that would, in conformity with GAAP, be set forth on a balance sheet of the Company and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with Agreement Accounting Principles).

“Transferee” is defined in Section 13.5 hereof.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Fixed-Rate Loan.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Cash Amount” means, as of any date of determination, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and Cash Equivalents in excess of $5,000,000 that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder, but excluding non-consensual Liens arising by operating of law), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that notwithstanding the actual amount of the Unrestricted Cash Amount, no more than $50,000,000 of the Unrestricted Cash Amount may be deducted in the calculation of Net Indebtedness; provided, further, that no cash and Cash Equivalents of Foreign Subsidiaries shall be included in any determination hereof unless Foreign Subsidiary Borrowers have Loans outstanding hereunder (with the understanding that the cash and Cash Equivalents of Foreign Subsidiaries given credit hereunder shall be limited to the principal amount of all such outstanding Loans).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  A Foreign Subsidiary which has issued, solely to comply with applicable law, directors’ qualifying or other qualifying shares to a party other than another Subsidiary shall, nevertheless, to the extent otherwise eligible pursuant to this definition, be considered a Wholly-Owned Subsidiary for purposes of this Agreement.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles in existence as of the date of this Agreement.

1.2.           References.  Any references to Subsidiaries of the Borrowers set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3.           Company Acting on Behalf of Itself and Subsidiary Borrowers.  Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Company (in its capacity as a Borrower) or an officer thereof, and each notice or consent requested by or from the Company (in its capacity as a Borrower) or an officer thereof, shall be so delivered or given to, by or on behalf of the Company for the benefit of itself and the Subsidiary Borrowers.  In furtherance and without limitation of the foregoing, the Company is hereby authorized and given a power of attorney by and on behalf of each of the Subsidiary Borrowers to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

1.4.           Joint and Several Liability for Obligations of the Company and Domestic Subsidiary Borrowers; Joint and Several Liability for Obligations of the Foreign Subsidiary Borrowers; No Liability of Foreign Subsidiary Borrowers for Obligations of the Company or the Domestic Subsidiary Borrowers.

(A)  Joint and Several Liability for Obligations of the Company and Domestic Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Company and each Domestic Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts joint and several liability with one another with respect to the payment and performance of all of the Obligations arising hereunder or under the other Loan Documents (including without limitation Reimbursement Obligations in respect of a Letter of Credit issued for the account of a Subsidiary), it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company and the Domestic Subsidiary Borrowers without preferences or distinction among them.  Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Company or any Domestic Subsidiary Borrower shall be deemed to include a reference to all such Borrowers, as joint and several obligors for such obligations and liabilities, whether or not a specific reference to any other Borrower is included therein.

(B)  Joint and Several Liability for Obligations of the Foreign Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Company and each Domestic Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts joint and several liability with the Foreign Subsidiary Borrowers (and the Foreign Subsidiary Borrowers retain and accept such joint and several liability with one another) with respect to the payment and performance of all of the Obligations of or attributable to the Foreign Subsidiary Borrowers arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company, each Domestic Subsidiary Borrower and each Foreign Subsidiary Borrower without preferences or distinction among them.  Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of any Foreign Subsidiary Borrowers shall be deemed to include a reference to the Company, the Domestic Subsidiary Borrowers and any other Foreign Subsidiary Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Company, any Domestic Subsidiary Borrower or such other Foreign Subsidiary Borrower is included therein.

(C)  No Liability of Foreign Subsidiary Borrowers for Obligations of the Company or the Domestic Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein and notwithstanding that the Company and the Domestic Subsidiary Borrowers shall be liable for all of the Loans and other Obligations of all Borrowers hereunder, no Foreign Subsidiary Borrower shall be liable for the Loans made to or any other Obligations incurred solely by or on behalf of the Company or any Domestic Subsidiary Borrower; provided, however, that at any time that, and for so long as, no Deemed Dividend Problem or Financial Assistance Problem applies to a Foreign Subsidiary Borrower and no other applicable law would preclude such joint and several liability or impose financial hardship on such Foreign Subsidiary Borrower as a result of such joint and several liability, this clause (C) shall not apply to such Foreign Subsidiary Borrower and such Foreign Subsidiary Borrower shall be treated as a Domestic Subsidiary Borrower for purposes of the remaining provisions of this Section 1.4.

ARTICLE  II:  LOAN FACILITIES

2.1.           Loans.

(A)  Upon the satisfaction of the conditions precedent set forth in Sections 5.1, 5.2, 5.3 and 5.4, as applicable, from and including the Closing Date and prior to the Termination Date, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Syndicated Borrowers from time to time, in Dollars or Eurocurrency Rate Loans in any Agreed Currency, in a Dollar Amount not to exceed such Revolving Lender’s Revolving Loan Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, that, after giving effect to any such Revolving Loan, the Dollar Amount of the Revolving Credit Obligations shall not exceed the Aggregate Revolving Loan Commitment.  Subject to the terms of this Agreement, the Syndicated Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date.  At the Borrower’s option (so long as such option is exercised in accordance with Sections 2.7 and 2.9 and the other terms and conditions of this Agreement), Revolving Loans shall be either Floating Rate Loans or Eurocurrency Rate Loans.  On the Termination Date, each Syndicated Borrower shall repay in full the outstanding principal balance of the Revolving Loans made to such Syndicated Borrower.  Each Advance under this Section 2.1 shall consist of Revolving Loans made by each Revolving Lender ratably in proportion to such Revolving Lender’s respective Revolving Loan Pro Rata Share.

(B)  Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, each Term Loan Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make term loans to the Company on the Closing Date, in Dollars, in an amount equal to its Term Loan Commitment (each individually, a “Term Loan” and, collectively, the “Term Loans”).  The Term Loan Commitment of each Term Loan Lender, if not fully drawn, shall expire at 4:00 p.m. (Chicago time) on the Closing Date. No Term Loan may be reborrowed once repaid.  The aggregate of all Term Loans extended on the Closing Date shall not exceed the Aggregate Term Loan Commitment.  At the Borrower’s option (so long as such option is exercised in accordance with Sections 2.7 and 2.9 and the other terms and conditions of this Agreement), Term Loans shall be either Floating Rate Loans or Eurocurrency Rate Loans.  The Company shall repay the Term Loans in the following amounts on the following Payment Dates, with the remaining outstanding principal balance of the Term Loans being repaid in full on the Termination Date: (i) $1,875,000 on each of the Payment Dates occurring in June 2012, September 2012, December 2012 and March 2013; (ii) $2,812,500 on each of the Payment Dates occurring in June 2013, September 2013, December 2013 and March 2014; and (iii) $3,750,000 on each Payment Date thereafter.

(C)  Borrowing/Election Notice.  The Company (on behalf of itself or any Subsidiary Borrower) shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7.  The Administrative Agent shall promptly notify each Revolving Lender with a Revolving Loan Commitment greater than zero of such request.  The Company is hereby deemed to have requested, as of the Closing Date, an Advance in respect of the Term Loans equal to the Aggregate Term Loan Commitment.

(D)  Making of Loans.  Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans, the Administrative Agent shall notify each Lender in writing (including electronic transmission, facsimile transmission or similar writing), of the requested Revolving Loan.  Each Revolving Lender with a Revolving Loan Commitment greater than zero shall make available its Revolving Loan in accordance with the terms of Section 2.6.  Each Term Loan Lender shall make Term Loans in the amount of its Term Loan Commitment available on the Closing Date in accordance with the terms of Section 2.6.  The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Syndicated Borrower by promptly crediting the amounts so received, in like funds, to an account of such Syndicated Borrower designated by such Syndicated Borrower in the applicable Borrowing/Election Notice in accordance with applicable law.  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan or Term Loan on such Borrowing Date.

2.2.           Swing Line Loans.

(A)  Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 5.1, 5.2, 5.3 and 5.4, as applicable, from and including the Closing Date and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Syndicated Borrowers from time to time, in any Agreed Currency acceptable to the Swing Line Bank, in an aggregate Dollar Amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment; and provided, further, that at no time shall the sum of (a) the Swing Line Lender’s Revolving Loan Pro Rata Share of the Swing Line Loans, plus (b) the outstanding Dollar Amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.1, plus, (c) the Swing Line Lender’s Revolving Loan Pro Rata Share of the Alternate Currency Loans, exceed the Swing Line Bank’s Revolving Loan Commitment at such time.  Subject to the terms of this Agreement, the Syndicated Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(B)  Borrowing/Election Notice.  The Company (on behalf of itself or any Subsidiary Borrower) shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than (x) 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan to be made in Dollars and (y) 11:00 a.m. (London, England time) one (1) Business Day prior the Borrowing Date of each Swing Line Loan to be made in any Agreed Currency other than Dollars, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), (ii) the Agreed Currency applicable thereto and (iii) the aggregate amount of the requested Swing Line Loan which shall be a Dollar Amount not less than $50,000.  The Swing Line Loans shall at all times be Floating Rate Loans or shall bear interest at such other rate as shall be agreed to between the Company and the Swing Line Bank at the time of the making of such Swing Line Loans.

(C)  Making of Swing Line Loans.  Promptly after receipt of the Borrowing/Election Notice under Section 2.2(B) in respect of Swing Line Loans, the Administrative Agent shall notify each Revolving Lender by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan.  Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date (unless such Swing Line is denominated in a currency other than Dollars, in which case 2:00 p.m. London time), the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV or at the applicable Eurocurrency Payment Office.  The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the applicable Syndicated Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(D)  Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Syndicated Borrowers on or before the tenth (10th) Business Day after the Borrowing Date for such Swing Line Loan or such later date as is agreed to between the Company and the Swing Line Bank at the time of the making of such Swing Line Loan.  The Syndicated Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum Dollar Amount of $50,000, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank.  In addition, the Swing Line Bank (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the tenth (10th) Business Day, or such later repayment date as is agreed to between the Company and the Swing Line Bank, after the Borrowing Date of any Swing Line Loan, require each Revolving Lender (including the Swing Line Bank) to make a Revolving Loan in, at the Swing Line Bank’s option, the amount (in the currency in which such Swing Line Loan was made) of such Revolving Lender’s Revolving Loan Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan and, to the extent so repaid, the applicable Syndicated Borrower’s obligation to make such repayment shall be discharged and replaced by the resulting Revolving Loan; provided, that Revolving Lenders shall have two (2) Business Days to fund any non-Dollar Revolving Loans being used to repay a non-Dollar Swing Line Loan; provided, further, that if any Revolving Lender shall fail to make available to the Administrative Agent its required Revolving Loan in accordance with the following sentence, the applicable Syndicated Borrower shall repay the outstanding principal amount of the Swing Line Loan then outstanding due to such failure within three (3) Business Days of demand therefor by the Administrative Agent (and, to the extent so repaid, no Default shall have occurred in respect of such Swing Line Loan).  No later than 2:00 p.m. (Chicago time) (unless the applicable Revolving Loan is denominated in a currency other than Dollars, in which case 2:00 p.m. London time) on the date specified in any notice received pursuant to this Section 2.2(D) (with the understanding that Revolving Lenders shall have two (2) Business days to fund non-Dollar Revolving Loans), each Revolving Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available to the Administrative Agent in Chicago at its address specified pursuant to Article XIV or at the applicable Eurocurrency Payment Office.  Revolving Loans made pursuant to this Section 2.2(D), if made in Dollars, shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II.  Revolving Loans made pursuant to this Section 2.2(D), if made in an Agreed Currency other than Dollars, shall initially be Eurocurrency Rate Loans having an Interest Period selected by the Swing Line Bank and thereafter shall be subject to Section 2.9 and the other conditions and limitations therein set forth and set forth in this Article II.  Unless a Revolving Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1, 5.2, 5.3 and 5.4, as applicable, had not then been satisfied, such Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever.  In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation in accordance with Section 12.2(B) amounts otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied, and such amount shall accrue interest at the Federal Funds Effective Rate or at the then applicable Eurocurrency Rate for the applicable currency (as determined by the Administrative Agent) for each day during the period commencing on the date of demand and ending on the date such amount is received.

(E)  On the Termination Date, the Syndicated Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3.           Rate Options for all Advances; Maximum Interest Periods.  The Swing Line Loans shall be Floating Rate Advances (if denominated in Dollars) or shall bear interest at such other rate as may be agreed to between the Company (on behalf of itself or any Subsidiary Borrower) and the Swing Line Bank at the time of the making of any such Swing Line Loan.  The Revolving Loans and the Term Loans may be Floating Rate Advances or Eurocurrency Rate Advances, or a combination thereof, selected by the Company (on behalf of itself or any Subsidiary Borrower) in accordance with Section 2.9.  The Company may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to portions of the Revolving Loans, Term Loans and Alternate Currency Loans; provided that there shall be no more than fifteen (15) Interest Periods in effect with respect to all of the Loans at any time (unless otherwise provided in the applicable Alternate Currency Addendum with respect to Alternate Currency Loans).  Each Alternate Currency Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at the Alternate Currency Rate as set forth in the applicable Alternate Currency Addendum.

2.4.           Optional Payments; Mandatory Prepayments.

(A)  Optional Payments.  The Borrowers may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances (other than Swing Line Loans) in an aggregate minimum Dollar Amount of $5,000,000 or any larger multiple Dollar Amount of $1,000,000.  Eurocurrency Rate Advances (other than Alternate Currency Loans) may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4 in an aggregate minimum Dollar Amount of $5,000,000 or any larger multiple Dollar Amount of $1,000,000, provided, that no Borrower may so prepay Eurocurrency Rate Advances unless it shall have provided at least three (3) Business Days’ prior written notice to the Administrative Agent of such prepayment if the Agreed Currency is Dollars and four (4) Business Days’ prior written notice to the Administrative Agent if the Agreed Currency is a currency other than Dollars.  Each Alternate Currency Borrower may, upon prior written notice to the Administrative Agent and to the applicable Alternate Currency Bank as prescribed in the applicable Alternate Currency Addendum and specifying that it is prepaying all or a portion of its Alternate Currency Loans, prepay its Alternate Currency Loans in whole at any time, or from time to time in part in a Dollar Amount aggregating $1,000,000 or any larger multiple Dollar Amount of $500,000 (or as otherwise specified in the applicable Alternate Currency Addendum) by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment; provided, that any such payment occurring prior to the last day of any Interest Period related to such Alternate Currency Loan shall be subject to the indemnification provisions contained in Section 4.4.  Notwithstanding anything to the contrary contained in this Agreement, the applicable Borrower may rescind any notice of prepayment under Section 2.4(A) if such prepayment would have resulted from a refinancing of any Revolving Loans or Term Loans, as applicable, which refinancing shall not be consummated or shall otherwise be delayed; provided, that such rescission shall not limit the indemnification requirements of Section 4.4.

(B)  Mandatory Prepayments of Loans.

(i)  If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment or the Dollar Amount of all outstanding Alternate Currency Loans exceed the Alternate Currency Sublimit, the Company shall in each such case immediately make a mandatory prepayment of the applicable Obligations in an amount equal to each such excess.

(ii)  If on any Computation Date, solely as a result of fluctuations in currency exchange rates:

(x)
the Dollar Amount of the Revolving Credit Obligations exceeds one hundred five percent (105%) of the Aggregate Revolving Loan Commitment, the Borrowers for the ratable benefit of the Revolving Lenders shall within two Business Days after receiving notice from the Administrative Agent prepay Revolving Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Loan Commitment; provided that each Alternate Currency Borrower shall prepay on a pro-rata basis based on the amount of each Alternate Currency Borrower’s Revolving Credit Obligations; or

(y)
the Dollar Amount of all outstanding Alternate Currency Loans under the Alternate Currency Addenda exceeds one hundred five percent (105%) of the aggregate Alternate Currency Commitments with respect thereto, the Company shall within two Business Days after receiving notice from the Administrative Agent prepay, or cause to be prepaid, Alternate Currency Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of all such Alternate Currency Loans is less than or equal to the aggregate Alternate Currency Commitments with respect thereto and less than or equal to the Alternate Currency Sublimit; provided that each Alternate Currency Borrower shall prepay on a pro-rata basis based on the amount of each Alternate Currency Borrower’s Alternate Currency Loans; or

(z)
the Dollar Amount of the aggregate outstanding principal amount of Alternate Currency Loans in the same Alternate Currency exceeds one hundred five percent (105%) of the aggregate Alternate Currency Commitments with respect thereto, the applicable Alternate Currency Borrower shall within two Business Days after receiving notice from the Administrative Agent prepay Alternate Currency Loans in such Alternate Currency in an aggregate amount such that after giving effect thereto the Dollar Amount of all Alternate Currency Loans in such Alternate Currency is less than or equal to the aggregate Alternate Currency Commitments with respect thereto.

For purposes of this clause (ii), the Dollar Amount of each Advance shall be determined by the Administrative Agent as of the most recent Computation Date with respect thereto.

(iii)  Prior to the occurrence of a Default, at the request of the Borrower, the Administrative Agent shall hold all mandatory prepayments in escrow for the benefit of the Revolving Lenders and shall release such amounts upon the expiration of the Interest Periods applicable to any Revolving Loans being prepaid (it being understood that interest shall continue to accrue on the Obligations until such time as such prepayments are released from escrow and applied to reduce the Obligations).  After the occurrence and during the continuance of a Default, at the direction of the Administrative Agent or the Required Revolving Lenders, all of the mandatory prepayments made hereunder shall be applied first to Revolving Loans that are Floating Rate Loans and Alternate Currency Loans bearing a fluctuating Alternate Currency Rate and to any Fixed-Rate Loans maturing on such date and then to subsequently maturing Revolving Loans that are Fixed-Rate Loans in order of maturity.

2.5.           Reduction of Commitments.  The Company (on behalf of itself and the Subsidiary Borrowers) may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Revolving Lenders, in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof, unless the Aggregate Revolving Loan Commitment is reduced in whole, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Revolving Lenders to make Revolving Loans hereunder.  In addition, each Alternate Currency Borrower may, upon three (3) Business Days’ prior written notice to the Administrative Agent and to the applicable Alternate Currency Bank, terminate entirely at any time or reduce from time to time, by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000 (or as otherwise set forth on the applicable Alternate Currency Addendum), the unused portions of the applicable Alternate Currency Commitment as specified by the applicable Alternate Currency Borrower in such notice to the Administrative Agent and the Alternate Currency Bank; provided, however, that at no time shall the Alternate Currency Commitments be reduced to a figure less than the total of the outstanding principal amount of all Alternate Currency Loans.  Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of any Revolving Credit Commitments, which refinancing shall not be consummated or otherwise shall be delayed; provided, that such rescission shall not limit the indemnification requirements of Section 4.4.

2.6.           Method of Borrowing.  Not later than 12:00 noon (Chicago time) on each Borrowing Date, each Revolving Lender shall make available its Revolving Loan in immediately available funds in the Agreed Currency to the Administrative Agent at its address specified pursuant to Article XIV, unless the Administrative Agent has notified the Revolving Lenders that, with respect to Revolving Loans, such Revolving Loan is to be made available to the applicable Syndicated Borrower at the Administrative Agent’s Eurocurrency Payment Office, in which case each Revolving Lender shall make available its Revolving Loan or Revolving Loans, in funds immediately available to the Administrative Agent at its Eurocurrency Payment Office, not later than 12:00 noon (local time in the city of the Administrative Agent’s Eurocurrency Payment Office) in the Agreed Currency designated by the Administrative Agent.  Not later than 4:00 p.m. (Chicago time) on the Closing Date, each Term Loan Lender shall make available its Term Loan in immediately available funds in Dollars to the Administrative Agent at its address specified pursuant to Article XIV.  The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Syndicated Borrower at the Administrative Agent’s aforesaid applicable address.

2.7.           Method of Selecting Types, Currency and Interest Periods for Advances.  The Company (on behalf of itself or any applicable Subsidiary Borrower) and the Alternate Currency Borrowers, as applicable, shall select the Type of Advance and, in the case of each Alternate Currency Loan and Eurocurrency Rate Advance, the Interest Period, Agreed Currency and Alternate Currency applicable to each Advance from time to time (with Term Loans only being available in Dollars).  The applicable Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than 11:00 a.m. (Chicago time) (a) on or before the Borrowing Date of each Floating Rate Advance, and (b) three (3) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in Dollars, and (c) four (4) Business Days before the Borrowing Date for each Eurocurrency Rate Advance to be made in any Agreed Currency other than Dollars and (d) four (4) Business Days before the Borrowing Date for each Alternate Currency Loan (or such other period as may be agreed to by the Administrative Agent), and the applicable Alternate Currency Borrower shall give the applicable Alternate Currency Bank irrevocable notice by 10:00 a.m. (local time) two (2) Business Days prior to the Borrowing Date for such Alternate Currency Loan (or such other period as may be specified in the applicable Alternate Currency Addendum), specifying:  (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurocurrency Rate Advance and Alternate Currency Loan, the Interest Period and Agreed Currency or Alternate Currency applicable thereto (with Term Loans only being available in Dollars).  The applicable Borrower shall select Interest Periods so that, to the best of the Company’s knowledge, it will not be necessary to prepay all or any portion of any Eurocurrency Rate Advance or Alternate Currency Loan prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof.  Each Floating Rate Advance, each Alternate Currency Loan bearing a fluctuating Alternate Currency Rate and all Obligations other than Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate or Alternate Currency Rate, as applicable, changing when and as such Floating Rate or Alternate Currency Rate, as applicable, changes.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Changes in the rate of interest on any portion of any Alternate Currency Loan bearing a fluctuating Alternate Currency Rate will take effect simultaneously with each change in such Alternate Currency Rate.  Each Fixed-Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Rate Advance or Alternate Currency Loan, as applicable.

2.8.           Minimum Amount of Each Advance.  Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $1,000,000 (or the approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) and in multiples of $500,000 (or the approximate Equivalent Amount of any Agreed Currency other than Dollars or any Alternate Currency) if in excess thereof (or such other amounts as may be specified in the applicable Alternate Currency Addendum), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

2.9.           Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Advances.

(A)  Right to Convert.  The applicable Borrower may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loan; provided that any conversion of any Eurocurrency Rate Advance and any Alternate Currency Loan shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B)  Automatic Conversion and Continuation.  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans.  Eurocurrency Rate Loans in Dollars shall continue as Eurocurrency Rate Loans in Dollars until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Eurocurrency Rate Loans with an Interest Period of one month unless the Company shall have given the Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan with a longer Interest Period.  Unless a Borrowing/Election Notice shall have timely been given in accordance with the terms of this Section 2.9, Eurocurrency Rate Advances in an Agreed Currency other than Dollars and Alternate Currency Loans shall automatically continue as Eurocurrency Rate Advances in the same Agreed Currency or Alternate Currency Loans in the same Alternate Currency, as applicable, with an Interest Period of one (1) month.

(C)  No Conversion Post-Default.  Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), no Loan may be converted into or continued as a Eurocurrency Rate Loan or an Alternate Currency Loan (except with the consent of the Required Lenders) after the occurrence and during the continuance of any Default under Sections 8.1(A), (F) or (G), any Default under Section 8.1(B)(i) arising out of a failure to deliver the deliver the financial statements required by Section 7.1(A)(i) or (ii) for two or more consecutive fiscal quarters or, at the election of Required Lenders, any Default under Section 8.1(B)(ii) arising out of a failure to comply with Section 7.4.

(D)  Borrowing/Election Notice.  The Company (on behalf of itself or any Subsidiary Borrower) shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 11:00 a.m. (Chicago time) (x) three (3) Business Days prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in Dollars, (y) four (4) Business Days prior to the date of the requested conversion or continuation with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan in an Agreed Currency other than Dollars, and (z) four (4) Business Days before the date of the requested conversion or continuation Borrowing Date with respect to the conversion or continuation of any Alternate Currency Loan (or such other period as may be agreed to by the Administrative Agent), and the applicable Alternate Currency Borrower shall give the applicable Alternate Currency Bank irrevocable notice by 10:00 a.m. (local time) two (2) Business Days prior to the conversion or continuation of such Alternate Currency Loan (or such other period as may specified in the applicable Alternate Currency Addendum), specifying:  (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurocurrency Rate Loan(s) or Alternate Currency Loan(s), as applicable, into which such Loan is to be converted or continued, the Agreed Currency or Alternate Currency, as applicable, and the duration of the Interest Period applicable thereto.

(E)  Limitations on Conversion.  Notwithstanding anything herein to the contrary, at the election of the applicable Borrowers under this Section 2.9, (x) Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency, and (y) Alternate Currency Loans in an Alternate Currency may be converted and/or continued as Alternate Currency Loans only in the same Alternate Currency.

2.10.           Default Rate.  After the occurrence and during the continuance of any Default under Sections 8.1(A) (other than a failure to pay any amount in respect of the Dutch Parallel Debt), (F) or (G), or, at the election of the Required Lenders, any Default under Section 8.1(B)(i) arising out of a failure to deliver the deliver the financial statements required by Section 7.1(A)(i) or (ii) for two or more consecutive fiscal quarters or any Default under Section 8.1(B)(ii) arising out of a failure to comply with Section 7.4, (a) the interest rate(s) applicable to the Loans shall be equal to the rate otherwise applicable to such Loan as provided herein plus two percent (2.0%) per annum, (b) the interest rate(s) applicable to the Obligations (other than the Loans) shall be equal to the Floating Rate hereunder plus two percent (2.0%) per annum and (c) the fee described in Section 3.9(A) shall be equal to the then Applicable L/C Fee Percentage plus two percent (2.0%) per annum.

2.11.           Method of Payment.  (a) All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations denominated in Dollars and (ii) at the Administrative Agent’s Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in an Agreed Currency other than Dollars, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 2:00 p.m. (Chicago time) (unless such payment of principal, interest, fees, commissions or L/C Obligations is denominated in a currency other than Dollars, in which case 2:00 p.m. London time) on the date when due and shall be applied ratably among the Revolving Lenders or the Term Loan Lenders, as applicable (unless such amount is not to be shared ratably in accordance with the terms hereof).  Each Advance shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV at its Eurocurrency Payment Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to each Issuing Bank, in the case of payments required to be made by the Company to any Issuing Bank pursuant to Article III.

(b) All payments to be made by the applicable Borrowers hereunder in respect of any Alternate Currency Loans shall be made in the currencies in which such Loans are denominated and in funds immediately available, at the office or branch from which the Loan was made pursuant to Section 2.20 and the applicable Alternate Currency Addendum not later than 3:00 p.m. (local time) on the date on which such payment shall become due.  Promptly upon receipt of any payment of principal of the Alternate Currency Loans the applicable Alternate Currency Bank shall give written notice to the Administrative Agent by telex or telecopy of the receipt of such payment.

(c) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such Agreed Currency or Alternate Currency, as applicable, with the result that different types of such Agreed Currency or Alternate Currency, as applicable, (the “New Currency”) are introduced and the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Revolving Lenders or Alternate Currency Bank, as applicable, in such Original Currency, then all payments to be made by the Borrowers hereunder in such currency shall be made to the Administrative Agent or Alternate Currency Bank, as applicable, in such amount and such type of the New Currency or Dollars as shall be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.  In addition, notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, any applicable Borrower is not able to make payment to the Administrative Agent for the account of the Revolving Lenders or the applicable Alternate Currency Bank in the type of currency in which such Advance was made because of the imposition of any such currency control or exchange regulation, then such Advance shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance.

2.12.           Evidence of Debt.

(A)  Loan Account.  Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B)  Register.  The Register maintained by the Administrative Agent pursuant to Section 13.3(D) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(C)  Entries in Loan Account and Register.  The entries made in the Loan Account, the Register and the other accounts maintained pursuant to subsections (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, unless the applicable Borrower objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of the applicable Borrower’s receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(D)  Notes Upon Request.  Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the forms of Exhibit I-1 or Exhibit I-2 to evidence such Lender’s Revolving Loans or Term Loans, as applicable.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to the order of such Lender.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (A) and (B) above.

2.13.           Telephonic Notices.  The Borrowers authorize the Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the applicable Borrower.  The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.  In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the applicable Borrower upon any Borrower’s request therefor.  Notwithstanding the foregoing or anything to the contrary set forth herein, all requests or actions in respect of non-Dollar Advances shall be made in writing and shall not be made telephonically.

2.14.           Promise to Pay; Interest and Facility Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(A)  Promise to Pay.  Without limiting the provisions of Section 1.4 hereof, each of the Borrowers unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B)  Interest Payment Dates.  Interest accrued on each Swing Line Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date.  Interest accrued on each other Floating Rate Loan and each Alternate Currency Loan bearing a fluctuating Alternate Currency Rate shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise).  Interest accrued on each Fixed-Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Fixed-Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Fixed-Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(C)  Fees.

(i)  The Company shall pay to the Administrative Agent, for the account of the Revolving Lenders in accordance with their Revolving Loan Pro Rata Shares, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a facility fee accruing at the rate of the then Applicable Facility Fee Percentage, on the amount of the Aggregate Revolving Loan Commitment in effect on the date of such payment.  All such facility fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the date of this Agreement and ending on June 29, 2012), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

(ii)  The Company agrees to pay to the Administrative Agent or the Arranger the fees set forth in the letter agreement among JPMorgan Chase, individually, J.P. Morgan Securities and the Company dated February 24, 2012, payable at the times and in the amounts set forth therein.

 (D)  Interest and Fee Basis; Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable Alternate Currency Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage.

(i)  Interest on all Eurocurrency Rate Loans, all Alternate Currency Loans (except as provided otherwise in the applicable Alternate Currency Addendum), all Floating Rate Loans where the basis for calculation is the Federal Funds Effective Rate and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on all Floating Rate Loans for which the basis for calculation is the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year.   Interest on Loans denominated in British Pounds Sterling shall be calculated for actual days elapsed on the basis of a 365-day year.  Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment.  If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii)  The Applicable Floating Rate Margin, the Applicable Eurocurrency Margin, Applicable Alternate Currency Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage shall be determined on the basis of the then applicable Leverage Ratio as described in this Section 2.14(D)(ii), from time to time by reference to the following table:

Applicable Margin	Level I Status (Less than 1.00 to 1.00)	Level II Status (Greater than or equal to 1.00 to 1.00 and less than 1.50 to 1.00)	Level III Status (Greater than or equal to 1.50 to 1.00 and less than to 2.00 to 1.00)	Level IV Status (Greater than or equal to 2.00 to 1.00 and less than 2.50 to 1.00)	Level V Status (Greater than or equal to 2.50 to 1.00 and less than 3.00 to 1.00)	Level VI Status (Greater than or equal to 3.00 to 1.00)
Applicable Floating Rate Margin for Revolving Loans	0.0%	0.175%	0.375%	0.575%	0.775%	0.975%
Eurocurrency Margin for Revolving Loans, Alternate Currency Margin for Revolving Loans and L/C Fee Percentage	0.95%	1.175%	1.375%	1.575%	1.775%	1.975%
Applicable Floating Rate Margin for Term Loans	0.125%	0.375%	0.625%	0.875%	1.125%	1.375%
Eurocurrency Margin for Term Loans	1.125%	1.375%	1.625%	1.875%	2.125%	2.375%
Facility Fee Percentage	0.175%	0.20%	0.25%	0.30%	0.35%	0.40%

For purposes of this Section 2.14(D)(ii), the Leverage Ratio shall be calculated as provided in Section 7.4(A).  Upon receipt of the financial statements delivered pursuant to Sections 7.1(A)(i) and (ii), as applicable, the Applicable Floating Rate Margin, the Applicable Eurocurrency Margin, Applicable Alternate Currency Margin, the Applicable L/C Fee Percentage and Applicable Facility Fee Percentage shall be adjusted, such adjustment being effective five (5) Business Days following the date such financial statements and the compliance certificate are required to be delivered in connection therewith pursuant to Section 7.1(A)(iii); provided, that if the Company shall not have timely delivered its financial statements in accordance with Section 7.1(A)(i) or (ii), as applicable, and such failure continues for five (5) days after notice from the Administrative Agent to the Company, then, at the discretion of the Required Lenders, commencing on the date upon which such financial statements should have been delivered and continuing until five (5) days after such financial statements are actually delivered, or after the occurrence and during the continuance of a Default under Sections 8.1(A), (F) or (G), or, at the election of Required Lenders, after the occurrence and during the continuance of a Default under Section 8.1(B)(ii) arising out of a failure to comply with Section 7.4, it shall be assumed for purposes of determining the Applicable Floating Rate Margin, the Applicable Eurocurrency Margin, Applicable Alternate Currency Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage that the Leverage Ratio was greater than or equal to 3.00 to 1.00 and Level VI pricing shall be applicable.

(E)  Taxes.

(i)  Any and all payments by the Borrowers hereunder (whether in respect of principal, interest, fees or otherwise and including pursuant to an Alternate Currency Addendum) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings assessments or fees or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date of this Agreement as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent (a) such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized  or maintains a Lending Installation or that are Other Connection Taxes, (b) in the case of a Lender, Taxes imposed on amounts payable to or for the account of such Lender hereunder pursuant to a law in effect on the date on which (y) such Lender becomes a party hereto or (z) such Lender changes its Lending Installation, except in each case to the extent that, pursuant to this Section 2.14(E), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (c) any U.S. federal backup withholding taxes and (d) and any U.S. federal withholding tax imposed under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations of official interpretations thereof (“FATCA”) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings assessments or fees, liabilities or any interest, penalties or liabilities with respect thereto which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”).  If a Borrower or the Administrative Agent shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings, and (iii) the applicable Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.  If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the Closing Date, to such payments by the applicable Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the applicable Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

(ii)  In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Term Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii)  Each Borrower hereby agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that each Alternate Currency Borrower shall only be liable for a maximum amount consisting of its pro-rata share of the aggregate amount indemnified under this Section 2.14(E)(iii), based upon its obligations.  This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the applicable Borrower and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  With respect to such deduction or withholding for or on account of any Taxes and Other Taxes and to confirm that all such Taxes and Other Taxes have been paid to the appropriate Governmental Authorities, the applicable Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

(iv)  Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Borrower, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(v)  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(vi)  Each Lender (including any Replacement Lender or Purchaser) that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or before the date of this Agreement, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), either (1) two (2) duly completed copies of either (A) IRS Form W-8BEN, (B) IRS Form W-8ECI or (C) IRS Form W-8IMY (together with such additional documentation required to be delivered with Form W-8IMY), or in each case an applicable successor form; or (2) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(1), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form.  Each such Lender further agrees to deliver to the Company and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.14(E)(vi).  Further, each Lender which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Company and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

Each Lender shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.  Notwithstanding any other provision of this Section 2.14(E), no Borrower shall be obligated to gross up any payments to any Lender pursuant to Section 2.14(E)(i), or to indemnify any Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Company the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (z) the Lender designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the applicable Borrower shall be obligated to gross up any payments to any such Lender pursuant to Section 2.14(E)(i), and to indemnify any such Lender pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Lender became a party hereto, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of the Company or (iii) the obligation to gross up payments to any such Lender pursuant to Section 2.14(E)(i), or to indemnify any such Lender pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of the Company.

(vii)  Upon the request, and at the expense of the Borrowers, each Lender to which any Borrower is required to pay any additional amount pursuant to this Section 2.14(E), shall reasonably afford the applicable Borrower the opportunity to contest, and shall reasonably cooperate with the applicable Borrower in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the applicable Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement; and (ii) the Borrowers shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with any Borrower in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

(viii)  If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.14(E), it shall pay over any such refund it receives to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.14(E) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (as determined in the sole discretion exercised in good faith of the Administrative Agent or Lender) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to that Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Administrative Agent or such Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(ix)  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2(D) relating to the maintenance of a Participant Register and (iii) any amounts excluded from Taxes pursuant to Section 2.14(E)(i) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(E)(ix).

(x)  If a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.14(E)(x), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.15.           Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Revolving Lender or Term Loan Lender, as applicable, of the contents of each Aggregate Revolving Loan Commitment reduction notice, Facility Increase Notice, Borrowing/Election Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate and Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16.           Lending Installations.  Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation.  Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17.           Non-Receipt of Funds by the Administrative Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Revolving Lenders or the Term Loan Lenders, as the case may be, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent (or, in the case of the Borrower, within three (3) Business Days of demand by the Administrative Agent), repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

2.18.           Termination Date.  This Agreement shall be effective until the Termination Date.  Notwithstanding the termination of this Agreement, until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all financing arrangements among the Borrowers and the Lenders pursuant to the Loan Documents shall have been terminated and (C) all of the Letters of Credit shall have expired, been canceled, terminated or cash collateralized in accordance with Section 3.11, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19.           Replacement of Certain Lenders.  In the event a Lender (“Affected Lender”) shall: (i) be a Defaulting Lender, (ii) have requested compensation from a Borrower under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders except as provided under any applicable Alternate Currency Addendum, (iii) have delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the applicable Borrower for reasons not generally applicable to the other Lenders or (iv) have invoked Section 10.2, then, in any such case, the Company may make written demand on such Affected Lender (with a copy to the Administrative Agent) for the Affected Lender to assign, at the sole cost and expense of the Company, and such Affected Lender shall assign pursuant to one or more duly executed Assignment Agreements within five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans and Alternate Currency Loans hereunder) in accordance with Section 13.3 (it being understood and agreed that nothing contained herein shall require any Affected Lender to assign its rights and obligations under this Agreement and the other Loan Documents at less than par value); provided, that the Administrative Agent and the Issuing Bank shall have consented to such assignment (which consent shall not unreasonably be withheld, conditioned or delayed).  The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Company, to use its reasonable efforts to obtain commitments from one or more financial institutions to act as a Replacement Lender.  The Administrative Agent is authorized to execute one or more Assignment Agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand.  Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon and accrued fees through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 4.1, 4.2, 4.4, and 10.7 and each other provision of this Agreement or the other Loan Documents whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify any of the Administrative Agent and the Lenders, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto.

2.20.           Alternate Currency Loans.

(A)  Making of Alternate Currency Loans.  Upon the satisfaction of the conditions precedent set forth in Article V hereof and set forth in the applicable Alternate Currency Addendum, from and including the later of the Closing Date and the date of execution of the applicable Alternate Currency Addendum and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), each Alternate Currency Bank agrees, on the terms and conditions set forth in this Agreement and in the applicable Alternate Currency Addendum, to make Alternate Currency Loans under such Alternate Currency Addendum to the applicable Alternate Currency Borrower party to such Alternate Currency Addendum from time to time in the applicable Alternate Currency, in an amount not to exceed each such Alternate Currency Bank’s applicable Alternate Currency Commitment; provided, that, after giving effect to any such Alternate Currency Loan, (i) the Dollar Amount of the outstanding principal amount of Alternate Currency Loans made pursuant to any Alternate Currency Addendum shall not exceed the Alternate Currency Commitment set forth in such Alternate Currency Addendum, (ii) the Dollar Amount of all Alternate Currency Loans shall not exceed the Alternate Currency Sublimit and (iii) the Dollar Amount of the Revolving Credit Obligations shall not exceed the Aggregate Revolving Loan Commitment.  Subject to the terms of this Agreement and the applicable Alternate Currency Addendum, the applicable Alternate Currency Borrowers may borrow, repay and reborrow Alternate Currency Loans at any time prior to the Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum).  On the Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), the outstanding principal balance of the Alternate Currency Loans shall be paid in full by the applicable Alternate Currency Borrower and prior to Termination Date (unless an earlier termination date shall be specified in or pursuant to the applicable Alternate Currency Addendum), prepayments of the Alternate Currency Loans shall be made by the applicable Alternate Currency Borrower if and to the extent required in Section 2.4(B)(ii).

(B)  Borrowing Notice.  When the applicable Alternate Currency Borrower desires to borrow under this Section 2.20, the applicable Alternate Currency Borrower shall deliver to the applicable Alternate Currency Bank and the Administrative Agent a Borrowing/Election Notice, signed by it, as provided in Section 2.7 specifying that the Alternate Currency Borrower is requesting an Alternate Currency Loan pursuant to this Section 2.20.  Any Borrowing/Election Notice given pursuant to this Section 2.20 shall be irrevocable.

(C)  Termination.  Except as otherwise required by applicable law, in no event shall an Alternate Currency Bank have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate its commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that such Alternate Currency Bank shall have such rights upon an acceleration of the Loans and a termination of the Revolving Credit Commitments pursuant to Article IX.

(D)  Statements.  Each Alternate Currency Bank shall furnish to the Company and the Administrative Agent not less frequently than monthly, and at any other time at the reasonable request of the Company or the Administrative Agent, a statement setting forth the outstanding Alternate Currency Loans made and repaid during the period since the last such report under such Alternate Currency Addendum.

(E)  Risk Participation.  Unless a Revolving Lender shall have notified the Alternate Currency Bank, prior to its making of any Alternate Currency Loan, that any applicable condition precedent set forth in Sections 5.1, 5.2 or 5.3, as applicable, had not then been satisfied, immediately upon the making of any Alternate Currency Loan by the applicable Alternate Currency Bank, each Revolving Lender with a Revolving Loan Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from such Alternate Currency Bank an undivided interest and participation in and to such Alternate Currency Loan in an amount equal to the amount of such Alternate Currency Loan multiplied by such Revolving Lender’s Revolving Loan Pro Rata Share.  Each of the Revolving Lenders shall pay to the applicable Alternate Currency Bank not later than two (2) Business Days following a request for payment from such Alternate Currency Bank, in the currency of the applicable Loan, an amount equal to the undivided interest in and participation in the Alternate Currency Loan purchased by such Revolving Lender pursuant to this Section 2.20(E).  In the event that any Revolving Lender fails to make payment to the applicable Alternate Currency Bank of any amount due under this Section 2.20(E), the Administrative Agent shall be entitled to receive, retain and apply against such obligation in accordance with Section 12.2(B) amounts payable to such Revolving Lender hereunder until the Administrative Agent receives from such Lender an amount sufficient to discharge such Revolving Lender’s payment obligation as prescribed in this Section 2.20(E), and such obligation shall accrue interest at the Federal Funds Effective Rate (or, if a non-Dollar Loan, the then applicable Eurocurrency Rate as determined by the Administrative Agent for the applicable currency) for each day during the period commencing on the date of demand by the applicable Alternate Currency Bank and ending on the date such obligation is fully satisfied.  The Administrative Agent will promptly remit all payments received as provided above to the Alternate Currency Bank.

(F)  Other Provisions Applicable to Alternate Currency Loans.  The specification of payment of Alternate Currency Loans in the related Alternate Currency at a specific place pursuant to this Agreement is of the essence.  Such Alternate Currency shall be the currency of account and payment of such Loans under this Agreement and the applicable Alternate Currency Addendum.  Notwithstanding anything in this Agreement, the obligation of the applicable Alternate Currency Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternate Currency and transfer to such Revolving Lender under normal banking procedure, does not yield the amount of such Alternate Currency due under this Agreement and the applicable Alternate Currency Addendum.  In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternate Currency due under this Agreement or the applicable Alternate Currency Addendum, such Revolving Lender shall have an independent cause of action against each of the Borrowers for the currency deficit.

2.21.           Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in New York, New York on the Business Day preceding that on which the final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2(A), such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

2.22.           Market Disruption; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.

(A)  Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance in any Agreed Currency other than Dollars or any Alternate Currency, as applicable, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, any Alternate Currency Borrower, any Alternate Currency Bank, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans or Alternate Currency Loans comprising such Advance to be denominated in the Agreed Currency or Alternate Currency, as applicable, specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to such Borrower, such Alternate Currency Bank and the Lenders, or the applicable Borrower shall give notice to the Administrative Agent, such Alternate Currency Bank and the Lenders, as the case may be, and such Eurocurrency Rate Loans or Alternate Currency Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency or Alternate Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent, the applicable Alternate Currency Bank, if applicable, and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice.

(B)  Calculation of Amounts.  All amounts referenced in this Article II shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that to the extent any Borrower shall be obligated hereunder to pay in Dollars any Advance denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof) and in the event that the Company does not reimburse the Administrative Agent and the Revolving Lenders are required to fund a purchase of a participation in such Advance, such purchase shall be made in Dollars in an amount equal to the Dollar Amount of such Advance (calculated based upon the Equivalent Amount in effect on the date of payment thereof).  Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and the Borrowers agree to indemnify and hold harmless each Issuing Bank, the Alternate Currency Banks, the Administrative Agent and the Revolving Lenders from and against any loss resulting from any borrowing denominated in a currency other than in Dollars and for which the Lenders are not reimbursed on the day of such borrowing as it relates to each Borrower’s respective Obligations.

(C)  Computation Date.  The Administrative Agent will determine the Dollar Amount of:

(i)  each Advance as of the date three (3) Business Days prior to the date of such Advance (or, if such Advance is permitted to be a same-day Advance, the date of such Advance) or, if applicable, the date of conversion/continuation of any Advance as a Eurocurrency Rate Advance or Alternate Currency Borrowing; and

(ii)  all outstanding Advances on and as of the last Business Day of each fiscal quarter, and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its reasonable discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clause (i) and (ii) is herein described as a “Computation Date”.

2.23.           Additional Alternate Currency Borrowers.  The Company may at any time or from time to time, with the consent of the Administrative Agent, add as a party to this Agreement any Subsidiary to be an Alternate Currency Borrower hereunder by the execution and delivery to the Administrative Agent and the Revolving Lenders of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Company at the foot thereof and (b) such other guaranty and subordinated intercompany indebtedness documents as may be reasonably required by the Administrative Agent and the Required Revolving Lenders, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date of this Agreement by the Subsidiaries parties hereto as of the date of this Agreement.  Upon such execution, delivery and consent, such Subsidiary shall for all purposes be a party hereto as an Alternate Currency Borrower as fully as if it had executed and delivered this Agreement.  So long as the principal of and interest on any Advances made to any Alternate Currency Borrower under this Agreement shall have been repaid or paid in full, the Company may, by not less than one (1) Business Day’s prior notice to the Administrative Agent (which shall promptly notify the Revolving Lenders thereof), terminate such Subsidiary’s status as an “Alternate Currency Borrower”.

2.24.           Additional Subsidiary Borrowers.  The Company may at any time add as a party to this Agreement a Subsidiary to become a “Subsidiary Borrower” hereunder subject to (a) the consent of the Administrative Agent, (b) the receipt of evidence satisfactory to the Administrative Agent that such Subsidiary would not, in its capacity as a Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Revolving Lender unless an exemption from such requirement can be obtained by such Subsidiary (with the reasonable cooperation of the Administrative Agent and the Revolving Lenders) and that no other adverse tax, regulatory or other consequences would affect the Administrative Agent or the Revolving Lender as a result of such Subsidiary’s status as a Borrower, (c) the execution and delivery to the Administrative Agent of a duly completed Assumption Letter by such Subsidiary, with the written consent of the Company appearing thereon, (d) unless such Subsidiary is already a Subsidiary Guarantor, the execution and delivery to the Administrative Agent of an executed Supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Annex I to Exhibit G-2 (whereupon such Subsidiary shall become a “Subsidiary Guarantor” under this Agreement); provided that no Foreign Subsidiary shall be required to execute and deliver a supplement to the Subsidiary Guaranty if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and (e) the execution and delivery to the Administrative Agent and the Revolving Lenders of each other instrument, document and agreement required by Section 5.3.  Upon such satisfaction of all such conditions, such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement.  So long as the principal of and interest on any Advances made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, the Company may, by not less than one (1) Business Day’s prior notice to the Administrative Agent (which shall promptly notify the Revolving Lenders thereof), terminate such Subsidiary’s status as a “Subsidiary Borrower”; provided, that such Subsidiary shall remain a Subsidiary Guarantor to the extent necessary to permit the Company to remain in compliance with the Credit Support Requirement as of such date.

2.25.           Increase of Aggregate Revolving Loan Commitment; Incremental Commitments.

(A)  At any time, and from time to time, the Company may request (in consultation with the Administrative Agent) (i) that the Aggregate Revolving Loan Commitment be increased, (ii) new term loan commitments under one or more new term loan tranches to be included in this Agreement (the “Incremental Term Loan Commitments”), and (iii) to increase the existing Term Loans by requesting new term loan commitments to be added to any existing tranche of Term Loans (the “Supplemental Term Loan Commitments”, and together with the Incremental Term Loan Commitments, the “Incremental Commitments”; the term loans extended under the Incremental Commitments, the “Additional Term Loans”), by an aggregate amount of up to $175,000,000 without the prior written consent of all of the Lenders, provided, that, the sum of the Aggregate Revolving Loan Commitment and the aggregate outstanding principal amount of the Term Loans and the Additional Term Loans shall at no time exceed $525,000,000 less the amount of any permanent reductions in the Aggregate Revolving Loan Commitment pursuant to Section 2.5.  Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than fifteen (15) Business Days (or such other period agreed to by the Administrative Agent and the Company) prior to the proposed effective date of such increase, which notice (a “Facility Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment or the aggregate principal amount of the Incremental Commitments and the proposed effective date of such increase or extension.  Any financial institution that shall seek to become a “Lender” party hereto that is not a Lender hereunder prior to an increase or extension as described in this Section 2.25 shall constitute a “Proposed New Lender”. Proposed New Lenders that are requested to extend Incremental Term Loan Commitments or otherwise asked to provide credit pursuant to this Section 2.25 may receive such Facility Increase Notice to evidence the request for their respective Incremental Commitments. Such Proposed New Lenders may receive such notice during the aforementioned notice period.  The Company shall notify the Administrative Agent if it has delivered Facility Increase Notices to any Proposed New Lenders.

(B)  In the event of such a Facility Increase Notice with respect to an increase in the Aggregate Revolving Loan Commitment, each of the Revolving Lenders shall be given the opportunity to participate in the requested increase.  No Lender shall have any obligation to increase its Revolving Loan Commitment or extend Additional Term Loans pursuant to a Facility Increase Notice.  On or prior to the date that is ten (10) Business Days after receipt of the Facility Increase Notice, each Lender (including Proposed New Lenders with Incremental Term Loan Commitments) shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Revolving Loan Commitment or the maximum principal amount of any Additional Term Loan it is willing to extend in connection with such Facility Increase Notice (any such notice, a “Lender Increase Notice”).  Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase or extension.  In the event that the increases of Revolving Loan Commitments or extensions of Incremental Commitments set forth in the Lender Increase Notices exceed the amount requested by the Company in the Facility Increase Notice, the Company shall have the right, in consultation with the Administrative Agent and J.P. Morgan Securities, to allocate the amount of increases or extensions necessary to meet the Company’s Facility Increase Notice.  In the event that the Lender Increase Notices are less than the amount requested by the Company (including initial requests delivered to Proposed New Lenders seeking Incremental Term Loan Commitments), not later than three (3) Business Days prior to the proposed effective date of such increase or extension, the Company may notify the Administrative Agent of an extension of the proposed effective date of such increase and/or any subsequently approached Proposed New Lender in connection with the Facility Increase Notice.  Any Proposed New Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).  If the Company shall not have arranged any Proposed New Lender(s) to commit to any shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Facility Increase Notice to the aggregate amount set forth in the Lender Increase Notices.  Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Revolving Loan Commitment (if the applicable Facility Increase Notice contemplates an increase in the Revolving Loan Commitments) (the “Effective Commitment Amount”) and the amount of the Aggregate Revolving Loan Commitment, or if Additional Term Loans are being extended, each Lender’s portion (if any) thereof, which amount shall be effective on the following Business Day.

(C)  Any increase in the Aggregate Revolving Loan Commitment or extension of any Incremental Commitment shall be subject to the following conditions precedent:  (i) the Company shall have obtained the consent thereto of any Guarantor and its reaffirmation of any Loan Documents executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (ii) as of the date of the Facility Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment or the extension of Incremental Commitments (but, with respect to Additional Term Loans, subject to paragraph (E) below), all representations and warranties set forth in Article VI hereof shall be true and correct in all material respects as though made on such date (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date) and, in all cases, no Default or Unmatured Default shall have occurred and then be continuing, (iii) the Company, the Administrative Agent and each Proposed New Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment or that shall have agreed to extend an Incremental Commitment (it being understood and agreed that no individual Lender shall be obligated to so agree), as applicable, shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”) substantially in the form of Exhibit L hereto and (iv) the Company, each Alternate Currency Borrower and any Proposed New Lender shall otherwise have executed and delivered such other instruments, documents and agreements as the Administrative Agent shall have reasonably requested in connection with such increase.  Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment or Incremental Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase.  Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is provided by a Proposed New Lender or the effective date for any Incremental Commitment extended by such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder or to extend an Incremental Commitment hereunder at any time.

(D)  Upon the execution and delivery of such Commitment and Acceptance delivered in respect of a Revolving Loan Commitment, the Administrative Agent shall reallocate any outstanding Revolving Loans ratably among the Lenders after giving effect to each such increase in the Aggregate Revolving Loan Commitment; provided, that the Company hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any Eurocurrency Rate Loans hereunder on the terms and in the manner as set forth in Article IV.

(E)  Any tranche of Additional Term Loans extended in accordance with the terms hereof (a) shall rank pari passu in right of payment with the Revolving Loans, the Term Loans and previously extended Additional Term Loans, (b) shall not mature earlier than the Facility Termination Date, (c) shall not have a shorter weighted average life to maturity than the Revolving Loans, the Term Loans and previously extended Additional Term Loans, and (d) subject to the remainder hereof, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, the Term Loans and previously extended Additional Term Loans, provided that (i) the terms and conditions applicable to any tranche of Additional Term Loans maturing after the Facility Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during period after the Facility Termination Date, (ii) pricing for Additional Term Loans may differ from pricing for any other Term Loans (whether based on interest rate margins, original issue discount, upfront fees, or other similar fees), (iii) if agreed to by the Company and the Lenders extending the applicable Additional Term Loans, the representations, warranties, covenants and events of default to which such Additional Term Loans are subject may be more permissive and less restrictive than the representations, warranties, covenants and events of default set forth in this Agreement or to which any other Additional Term Loans are subject, (iv) no Additional Term Loan or any other extension of credit provided under this Section 2.25 may be secured by any assets that do not secure the other Loans and Obligations unless and until all Loans and Obligations (including such Additional Term Loans and other extensions of credit) are secured by such assets on a pari passu basis (with the understanding that such grant of additional collateral (including the documentation related thereto and the scope of the assets covered thereby) shall be approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) prior to giving effect to any such grant), and (v) the Additional Term Loans may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Company, each increasing Lender participating in such tranche, each existing Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of this Section 2.25.

(F)  This Section 2.25 shall supersede any provisions in Section 9.3 or Section 12.2 to the contrary.

2.26.           Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such lender is a Defaulting Lender:

(A)  fees shall cease to accrue on the Revolving Loan Commitment (whether used or unused) of such Defaulting Lender pursuant to Section 2.14(C);

(B)  the Revolving Loan Commitment, Revolving Credit Obligations and outstanding Term Loans (including, for purposes of this Section 2.26, all Additional Term Loans) of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including consent to any waiver, amendment or other modification pursuant to Section 9.3), provided, that this clause (B) shall not apply to the vote of a Defaulting Lender in the case of (i) any increase of the Revolving Loan Commitment of such Defaulting Lender or any requirement to extend additional Term Loans or (ii) any amendment, waiver or other modification requiring the consent of each Lender affected thereby pursuant to clause (ii) or (iii) of Section 9.3;

(C)  if any Swing Line Exposure, Alternate Currency Exposure or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)  all or any part of the Swing Line Exposure, Alternate Currency Exposure and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Loan Pro Rata Share but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s Swing Line Exposure, Alternate Currency Exposure and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments; and

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and Alternate Currency Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.11 for so long as such L/C Obligations are outstanding;

(iii)  if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.8 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv)  if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 3.8 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Loan Pro Rata Shares; or

(v)  if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Revolving Lender hereunder, all facility fees that would otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Loan Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.8 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Banks until and to the extent that such L/C Obligations are reallocated and/or cash collateralized;

(D)  so long as such Revolving Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan, no Alternate Currency Bank shall be required to fund any Alternate Currency Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 3.11, and participating interests in any such newly made Swing Line Loan, newly made Alternate Currency Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.26(C)(i) (and Defaulting Lenders shall not participate therein);

(E)  if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Bank, an Alternate Currency Bank or an Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the Swing Line Bank shall not be required to fund any Swing Line Loan, no Alternate Currency Bank shall be required to fund any Alternate Currency Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender, such Alternate Currency Bank or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Revolving Lender, satisfactory to the Swing Line Lender, such Alternate Currency Bank or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Revolving Lender hereunder;

(F)  in the event that the Administrative Agent, the Company, the Issuing Banks, the Alternate Currency Banks and the Swing Line Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure, Alternate Currency Exposure and L/C Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Revolving Lenders (other than Swing Line Loans and Alternate Currency Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Loan Pro Rata Share; provided further that no adjustments will be made retroactively with respect to facility fees and participation fees accrued or payments made by or on behalf of any Borrower while such Revolving Lender was a Defaulting Lender; and provided still further that except to the extent otherwise expressly agreed by the Borrowers and any other affected parties, no termination of a Lender’s status as a Defaulting Lender will constitute a waiver or release of any claim of any Borrower or other affected party hereunder arising from such Lender having been a Defaulting Lender; and

(G)  nothing in this Section 2.26 shall affect the rights or remedies any Borrower or other affected party hereunder may have against any Defaulting Lender.

ARTICLE  III:  THE LETTER OF CREDIT FACILITY

3.1.           Obligation to Issue Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Company herein set forth, each Issuing Bank hereby agrees to issue for the account of the Company or any Subsidiary through such Issuing Bank’s branches as it and the Company may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this Article III, from time to time during the period commencing on the Closing Date and ending on the Business Day prior to the Termination Date.

3.2.           Transitional Letters of Credit.  Schedule 3.2 contains a schedule of certain letters of credit issued for the account of the Company or any Subsidiary prior to the Closing Date.  Subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

3.3.           Types and Amounts.  No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(A)  issue (or amend) any Letter of Credit if on the date of issuance (or amendment), before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed $50,000,000; or

(B)  issue (or amend) any Letter of Credit which has an expiration date later than the date which is five (5) Business Days immediately preceding the Termination Date; provided, however, that a Letter of Credit may have an expiration date that occurs no later than the one-year anniversary of the Termination Date so long as such Letter of Credit is cash collateralized in such amount and on such terms as are acceptable to the applicable Issuing Bank and the Administrative Agent and such cash collateral is provided to the applicable Issuing Bank at least five Business Days prior to the Termination Date.

3.4.           Conditions.  In addition to being subject to the satisfaction of the conditions contained in Sections 5.1, 5.2, 5.3 and 5.4, as applicable, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(A)  the Company shall have delivered to the applicable Issuing Bank (and, if the Issuing Bank is a Revolving Lender other than JPMorgan Chase, with a copy to the Administrative Agent) at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (each such request a “Request For Letter of Credit”), duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content;

(B)  as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit; and

(C)  in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any application for a Letter of Credit, the terms of this Agreement shall control.

3.5.           Procedure for Issuance of Letters of Credit.

(A)  Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1, 5.2, 5.3 and 5.4 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Company in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Revolving Lender or has knowledge that the applicable conditions have not been met.

(B)  The applicable Issuing Bank shall give the Administrative Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(C)  No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6.           Letter of Credit Participation.  On the date of this Agreement with respect to the Letters of Credit identified on Schedule 3.2 and immediately upon the issuance of each Letter of Credit hereunder, each Revolving Lender with a Revolving Loan Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Company in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Revolving Lender’s Revolving Loan Pro Rata Share.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars such Revolving Lender’s Revolving Loan Pro Rata Share of each payment made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by the Company on the date due as provided in Section 3.7, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Unmatured Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  In the event that any Revolving Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation in accordance with Section 12.2(B) amounts otherwise payable to such Revolving Lender hereunder until the Administrative Agent receives such payment from such Revolving Lender or such obligation is otherwise fully satisfied, and such obligation shall accrue interest at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such obligation is fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Revolving Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

3.7.           Reimbursement Obligation.  The Company agrees unconditionally, irrevocably and absolutely to pay immediately to the Administrative Agent, for the account of the Revolving Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit (regardless of whether the account party in respect thereof is the Company or a Subsidiary) or an L/C Draft related thereto (such obligation of the Company to reimburse the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft; it being understood and agreed that any Letter of Credit issued for the account of a Subsidiary shall be deemed to be issued for the account of the Company and the Company’s Reimbursement Obligation in respect of such Letter of Credit or L/C Draft shall remain unconditional, irrevocable and absolute), each such reimbursement to be made by the Company no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, if the Company shall have received notice of a Reimbursement Obligation later than 9:00 a.m. (Chicago time) on any Business Day or on a day which is not a Business Day, no later than 12:00 noon (Chicago time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank; provided, that upon any payment by an Issuing Bank pursuant to a Letter of Credit, subject to the conditions to borrowing set forth herein, the Company shall be deemed to have automatically requested in accordance with Section 2.1 that the Reimbursement Obligation with respect thereto be financed with Revolving Loans equal in amount to the Dollar Amount of such Reimbursement Obligation (and, to the extent so financed, the Company’s obligation to make such reimbursement shall be discharged and replaced by the resulting Revolving Loans); provided, further, that if any Revolving Lender shall fail to make available to the Administrative Agent its required Revolving Loan, the Company shall repay the amount of the Reimbursement Obligation then outstanding due to such failure within three (3) Business Days of demand therefor by the Administrative Agent (and, to the extent so repaid, no Default shall have occurred in respect of such Reimbursement Obligation).  If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable payment made by an Issuing Bank pursuant to a Letter of Credit, the payment then due from the Company in respect thereof and such Revolving Lender’s Revolving Loan Pro Rata Share thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Loan Pro Rata Share of the payment then due from the Company, in the same manner as provided in Section 2.6 with respect to Revolving Loans made by such Revolving Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any payment made by such Issuing Bank pursuant to a Letter of Credit (other than the funding of Revolving Loans or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such payment made by such Issuing Bank pursuant to such Letter of Credit.

3.8.           Letter of Credit Fees.  The Company agrees to pay:

(A)  quarterly, in arrears, to the Administrative Agent for the ratable benefit of the Revolving Lenders, except as set forth in Section 2.26, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding Dollar Amount available for drawing under each Letter of Credit;

(B)  quarterly, in arrears, to the applicable Issuing Bank, a letter of credit fronting fee equal to 0.125% per annum on the average daily outstanding face Dollar Amount available for drawing under each Letter of Credit issued by such Issuing Bank; and

(C)  to the applicable Issuing Bank, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by such Issuing Banks with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

3.9.           Issuing Bank Reporting Requirements.  In addition to the notices required by Section 3.5(B), each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each month, provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party and amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Company during such month.  In addition, upon the request of the Administrative Agent, each Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent.  Upon the request of any Revolving Lender, the Administrative Agent will provide to such Revolving Lender information concerning such Letters of Credit.

3.10.           Indemnification; Exoneration.

(A)  In addition to amounts payable as elsewhere provided in this Article III, the Company hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Revolving Lender from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Revolving Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, to the extent resulting from its gross negligence, bad faith or willful misconduct or from its failure to comply with Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B)  As among the Company, the Revolving Lenders, the Administrative Agent and the Issuing Banks, the Company assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Company at the time of request for any Letter of Credit, neither the Administrative Agent, any Issuing Bank nor any Revolving Lender shall be responsible (in the absence of gross negligence, bad faith or willful misconduct in connection therewith or failure to comply with Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce):  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, electronic transmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Revolving Lenders, including, without limitation, any Governmental Acts.  None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(C)  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence, bad faith or willful misconduct, put the applicable Issuing Bank, the Administrative Agent or any Revolving Lender under any resulting liability to the Company or relieve the Company of any of its obligations hereunder to any such Person.

(D)  Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11.           Cash Collateral.  Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, following the occurrence and during the continuance of a Default or upon payout or termination of this Agreement in full in cash, the Company shall, on the Business Day that it receives Administrative Agent’s demand or as required pursuant to Section 9.1, deliver to the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Revolving Lenders, having a value, as determined by such Revolving Lenders, equal to one hundred five percent (105%) of the aggregate Dollar Amount of the outstanding L/C Obligations.  Any such collateral shall be held by the Administrative Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Revolving Lenders and the Issuing Banks as collateral security for the Company’s obligations in respect of this Agreement and each of the Letters of Credit.  Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine.  If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit, shall be returned to the Company within one (1) Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE  IV:  CHANGE IN CIRCUMSTANCES

4.1.           Yield Protection.  If any Change in Law:

(A)  subjects the Administrative Agent, any Lender, any applicable Lending Installation or any Issuing Bank to any tax, levy, impost, duty, charge, withholding assessment or fee on or from payments due from any Borrower (excluding (A) Taxes, (B) amounts excluded from Taxes pursuant to Section 2.14(E)(i)(b) through (d), (C) any Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(B)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuing Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Term Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

(C)  imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuing Bank of making, funding or maintaining its Revolving Loan Commitment, Term Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuing Bank in connection with Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or any Issuing Bank to make any payment calculated by reference to the amount of its Revolving Loan Commitment, Term Loan Commitment, Loans or the L/C Interests held or interest received by it or by reference to the Letters of Credit;

and the result of any of the foregoing is to increase the cost to that Lender or Issuing Bank, by an amount deemed material by such Lender or Issuing Bank, of making, renewing or maintaining its Revolving Loan Commitment, Term Loan Commitment, Loans, L/C Interests, or Letters of Credit or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the applicable Borrower of written demand by such Lender or Issuing Bank pursuant to Section 4.5, the applicable Borrower shall pay such Lender or Issuing Bank that portion of such increased expense incurred or reduction in an amount received which such Lender or Issuing Bank determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit, Term Loan Commitment, and Revolving Loan Commitment; provided that such Lender or Issuing Bank shall only require such payment from the applicable Borrower to the extent such Lender or Issuing Bank is requiring such payments from other borrowers of comparable creditworthiness as the Company.

Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 4.1 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender or Issuing Bank demands, or notifies such Borrower of its intention to demand, compensation therefor, provided further, that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.2.           Changes in Capital Adequacy or Liquidity Regulations.  If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing by an amount deemed material by such Lender or Issuing Bank the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Loans or Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, within fifteen (15) days after receipt by the applicable Borrower of written demand by such Lender or Issuing Bank pursuant to Section 4.5, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided, that such Lender or Issuing Bank shall only require such payment from the applicable Borrower to the extent such Lender or Issuing Bank is requiring such payments from other borrowers of comparable creditworthiness as the Company.

Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender or Issuing Bank demands, or notifies such Borrower of its intention to demand, compensation therefor, provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.3.           Availability of Types of Advances.  If (i) any Lender determines that maintenance of its Fixed-Rate Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type, currency or maturity appropriate to match fund Fixed-Rate Loans are not available or (y) the interest rate applicable to Fixed-Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

4.4.           Funding Indemnification.  Subject to Sections 2.4(B)(i), (ii), and (iii), if any payment of a Fixed-Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Fixed-Rate Loan is not made on the date specified by the Borrowers for any reason other than default by the Lenders, the Borrowers shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed-Rate Loan, within one Business Day after receipt by the Borrowers of the written demand required pursuant to Section 4.5.

4.5.           Lender Statements; Survival of Indemnity.  If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed-Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not disadvantageous, in the judgment of the Lender, to such Lender.  Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2, 4.4 or 4.6 and shall set forth in reasonable detail the calculations upon which such Lender or Issuing Bank determined such amount and shall be final, conclusive, and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Fixed-Rate Loan shall be calculated as though each Lender funded its Fixed-Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate or Alternate Currency Rate applicable to such Loan, whether in fact that is the case or not.  The obligations of the Borrowers under Sections 2.14(E), 4.1, 4.2, 4.4 and 4.6 shall survive payment of the Obligations and termination of this Agreement.

4.6.           Non-U.S. Reserve Costs or Fees.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurocurrency Rate Loans to any Borrower that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or its Commitment to any Non-U.S. Borrower or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurocurrency Rate Loans to any Non-U.S. Borrower or Commitment to any Non-U.S. Borrower, then, within 15 days of demand by such Lender, such Non-U.S. Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

4.7.           Mitigation Obligations.  If any Lender requests compensation under Sections 2.14(E), 4.1, 4.2 or 4.6 to recover Taxes, Other Taxes, taxes, levies, imports, duties, charges, withholdings, assessments or fees or other additional costs incurred by such Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Sections 2.14(E), 4.1, 4.2 or 4.6, as the case may be, in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any lender in connection with such designation or assignment.

ARTICLE  V:  CONDITIONS PRECEDENT

5.1.           Conditions Precedent to Effectiveness and Initial Extension of Credit.  This Agreement shall not become effective until the date on which unless the Company has furnished to the Administrative Agent each of the following (unless waived in accordance with Section 9.3), all in form and substance reasonably satisfactory to the Administrative Agent:

(1)  A counterpart to this Agreement from each party hereto signed on behalf of such party;

(2)  Copies of the Certificate of Incorporation (or other comparable constituent document) of each member of the Initial Obligor Group, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(3)  Copies, certified by the Secretary or Assistant Secretary of each member of the Initial Obligor Group, of its By-Laws (or other comparable governing document) and of its Board of Directors’ (or other comparable governing body) resolutions (and resolutions of other bodies, if any are deemed reasonably necessary by counsel for the Administrative Agent) authorizing the execution of the Loan Documents;

(4)  A certificate, in form and substance satisfactory to the Administrative Agent, signed by an Authorized Officer of each Borrower, stating that on the date of this Agreement all the representations in this Agreement and in any applicable Alternate Currency Addendum are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true in all material respects as of such date) and no Default or Unmatured Default has occurred and is continuing;

(5)  An incumbency certificate, executed by the Secretary or Assistant Secretary of each member of the Initial Obligor Group, which shall identify by name and title and bear the signature of the officers of the members of the Initial Obligor Group authorized to sign the Loan Documents (and, in the case of the Borrowers, to make borrowings hereunder or under any applicable Alternate Currency Addendum), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Company;

(6)  Evidence satisfactory to the Administrative Agent that the Company has paid to the Administrative Agent and the Arranger the fees agreed to in the letter agreement between JPMorgan Chase, individually, J.P. Morgan Securities and the Company dated February 24, 2012, payable at the times and in the amounts set forth therein.

(7)  The written opinions of the initial Borrowers’ and the Subsidiary Guarantors’ U.S. counsel, addressed to the Administrative Agent, the Alternate Currency Banks, the Issuing Banks and the Lenders, with respect to (without limitation) the due authorization, execution and enforceability of this Agreement and the other Loan Documents;

(8)  (i) A Parent Guaranty, in the form attached hereto as Exhibit G-1, executed by the Company and (ii) a Subsidiary Guaranty, in the form attached hereto as Exhibit G-2, executed by each Subsidiary Guarantor; and

(9)  Each other document reflected on the List of Closing Documents attached as Exhibit M to this Agreement.

5.2.           Each Advance and Letter of Credit.  The Lenders shall not be required to make any Advance, or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued, both before and after giving effect to such Advance or Letter of Credit:

(A)  There exists no Default or Unmatured Default;

(B)  The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date (except for those made as of a particular date which shall be true and correct in all material respects as of such date); and

(C)  (i) The Dollar Amount of the Revolving Credit Obligations does not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment, (ii) the Dollar Amount of all Alternate Currency Loans made pursuant to any Alternate Currency Addendum does not, and after making such proposed Advance would not, exceed the Alternate Currency Commitment with respect thereto, and (iii) the Dollar Amount of all Alternate Currency Loans does not, and after making such proposed Advance would not, exceed the Alternate Currency Sublimit.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied.

5.3.           Initial Advance to Each New Alternate Currency Borrower.  No Alternate Currency Bank shall be required to make any Alternate Currency Loans, in each case, to a new Alternate Currency Borrower added after the Closing Date unless the Company has furnished or caused to be furnished to the Administrative Agent:

(1)  The Assumption Letter executed and delivered by such Alternate Currency Borrower and containing the written consent of the Company thereon, as contemplated by Section 2.23;

(2)  Copies of the Certificate of Incorporation (or other comparable constituent document) of the Alternate Currency Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization;

(3)  Copies, certified by the Secretary or Assistant Secretary of the Alternate Currency Borrower, of its By-Laws (or other comparable governing document) and of its Board of Directors’ (or comparable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter;

(4)  An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Alternate Currency Borrower, which shall identify by name and title and bear the signature of the officers of such Alternate Currency Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Alternate Currency Borrower hereunder, upon which certificate the Administrative Agent and the Revolving Lenders shall be entitled to rely until informed of any change in writing by the Company;

(5)  An opinion of counsel to such Alternate Currency Borrower, in a form reasonably acceptable to the Administrative Agent and its counsel;

(6)  Promissory notes payable to each of the Revolving Lenders requesting promissory notes pursuant to Section 2.12(D) hereof; and

(7)  Such other instruments, documents or agreements as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

5.4.           Initial Advance to Each New Subsidiary Borrower.  Without in any way limiting the applicability of the foregoing Sections 5.1 and 5.2, the Revolving Lenders shall not be required to make any Advance hereunder, or issue any Letter of Credit, in each case, to or with respect to any Subsidiary Borrower unless the Company or such Subsidiary Borrower has furnished or caused to be furnished to the Administrative Agent:

(1)  The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Company thereon, as contemplated by Section 2.24;

(2)  Copies of the Certificate of Incorporation (or other comparable constituent document) of such Subsidiary Borrower, together with all amendments and a certificate of good standing (or equivalent thereof, to the extent obtainable in any jurisdiction outside the United States), both certified by the appropriate governmental officer in its jurisdiction of organization;

(3)  Copies, certified by the Secretary or Assistant Secretary of such Subsidiary Borrower, of its By-Laws (or other comparable governing document) and of its Board of Directors’ (or comparable governing body’s) resolutions (and resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter;

(4)  An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of such Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Administrative Agent and the Revolving Lenders shall be entitled to rely until informed of any change in writing by the such Subsidiary Borrower;

(5)  An opinion of counsel to such Subsidiary Borrower in a form reasonably acceptable to the Administrative Agent and its counsel;

(6)  Promissory notes payable to each of the Revolving Lenders requesting promissory notes pursuant to Section 2.12(D) hereof; and

(7)  Such other instruments, documents or agreements as the Administrative Agent may reasonably request in connection with the addition of such Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE  VI:  REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Company (and each other Borrower shall also be deemed to make each representation and warranty to the extent it relates to such Borrower and its Subsidiaries) represents and warrants as follows to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2 or 5.3, as applicable:

6.1.           Organization; Corporate Powers.  The Company and each of its Subsidiaries (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing (to the extent such concept applies to such entity) under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite authority to own, operate and encumber its property and to conduct its business as presently conducted, except where the failure to obtain such authority would not reasonably be expected to have a Material Adverse Effect.

6.2.           Authority.

(A)  The Company and each of its Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it as required by this Agreement and the other Loan Documents on or prior to Closing Date and such execution, delivery and performance, as the case may be, has been duly authorized by all requisite corporate, partnership or limited liability company acts (including any required shareholder or partner approval) of the Company and its Subsidiaries.

(B)  Each of the Loan Documents to which the Company or any of its Subsidiaries is a party has been duly executed or delivered, as the case may be, by it and, assuming due execution and delivery by all parties other than the Company and its Subsidiaries, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally).

6.3.           No Conflict; Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Company or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization or formation, by-laws, operating agreement or other management agreement (or other applicable constituent documents) of the Company or any such Subsidiary, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Company or any such Subsidiary, or require termination of any Contractual Obligation, except such breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Company or any such Subsidiary, other than Liens permitted or created by the Loan Documents.  Except as set forth on Schedule 6.3 to this Agreement, the execution, delivery and performance of each of the Loan Documents to which the Company or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

6.4.           Financial Statements.  The consolidated financial statements of the Company and its Subsidiaries at and for the year ended December 31, 2011 heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries at December 31, 2011 and the consolidated results of their operations for the period then ended.

6.5.           No Material Adverse Change.  Since December 31, 2011, there has occurred no change in the business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, which has had or would reasonably be expected to have a Material Adverse Effect.

6.6.           Taxes.  The Company and each of its Subsidiaries has filed or caused to be filed all federal, state and local or other (including foreign) tax returns which are required to be filed by it other than tax returns in respect of which the failure to so file would not reasonably be expected to have a Material Adverse Effect.  Except for taxes and assessments being contested in good faith and reserved for in accordance with GAAP as in effect from time to time or taxes the nonpayment of which would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has paid or caused to be paid all taxes as shown on said returns on any assessment received by it, to the extent that such taxes have become due.  The Company has no knowledge of any proposed tax assessment against the Company or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

6.7.           Litigation.  Except as disclosed on Schedule 6.7, there is no action, suit, proceeding, arbitration or, to the Company’s knowledge, investigation before or by any Governmental Authority or private arbitrator pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.

6.8.           Subsidiaries.  Schedule 6.8 to this Agreement as of the Closing Date (i) contains a description of the corporate structure of the Company, its Subsidiaries and any other Person in which the Company or any of its Subsidiaries holds any Capital Stock; and (ii) accurately sets forth (A) the correct legal name and the jurisdiction of organization, and (B) the authorized, issued and outstanding shares of each class of Capital Stock of each of the Company’s Subsidiaries and the owners of such shares.  As of the Closing Date, except as disclosed on Schedule 6.8 and other than awards of Capital Stock to directors, officers and employees, (x) none of the issued and outstanding Capital Stock of the Company or any of the Company’s Subsidiaries is subject to any vesting, redemption, or repurchase agreement and (y) there are no warrants or options outstanding with respect to such Capital Stock.  The outstanding Capital Stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

6.9.           Accuracy of Information.  The written information, other than projections, forward-looking statements and information of a general economic or industry nature, made available by the Company and any of its Subsidiaries, or by the Company on behalf of any of its Subsidiaries, to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, when furnished, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements thereto).  In addition, all financial projections and other forward-looking written statements, if any, that have been prepared by the Company and made available to the Administrative Agent or any Lender have been prepared in good faith based upon reasonable assumptions that were believed by the preparer thereof to be reasonable at the time such financial projections or forward-looking statements were furnished (it being understood that such projections and forward-looking statements may differ from projected results and such differences may be material).

6.10.           Margin Stock.  Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and Margin Stock constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

6.11.           Compliance with Laws.  The Company and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses except where the failure to so comply individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

6.12.           Assets and Properties.  The Company and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except where such failure to have good title or valid leasehold interests would not reasonably be expected to result in a Material Adverse Effect, and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C).

6.13.           Investment Company Act of 1940.  Neither the Company nor any of its Subsidiaries is an “investment company” under the Investment Company Act of 1940.

6.14.           Representations and Warranties of each Foreign Subsidiary that is a Borrower.  Each Foreign Subsidiary that is a Borrower represents and warrants to the Lenders that:

(A)  Filing.  To ensure the enforceability or admissibility in evidence of this Agreement and each other Loan Document to which such Borrower is a party in the laws of the jurisdiction of its organization (such jurisdiction being hereinafter referred to as the “Home Country”), it is not necessary that this Agreement or any other Loan Document to which such Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid to or in respect of this Agreement or any other Loan Document of such Borrower, other than documents which have been so filed or recorded and stamp or similar taxes which have been so paid.

(B)  No Immunity.  Neither such Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process.  Such Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(C)  Application of Representations and Warranties.  It is understood and agreed by the parties hereto that the representations and warranties in this Section 6.14 of each Foreign Subsidiary that is a Borrower shall only be applicable to such Borrower on and after the date of its execution of its Assumption Letter and any applicable Alternate Currency Addendum until such time as such Foreign Subsidiary ceases to be a Borrower pursuant to Section 2.23 or 2.24, as applicable.

6.15.           Insurance.  The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all of its property in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is reasonably consistent with sound business practices.

6.16.           No Default.  There exists no Default or Unmatured Default.

ARTICLE  VII:  COVENANTS

The Company covenants and agrees on behalf of itself and its Subsidiaries (and each other Borrower shall also be deemed to so covenant and agree to the extent such covenant relates to such Borrower and its Subsidiaries) that so long as any Revolving Loan Commitments or Term Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit (or cash collateralization thereof in accordance with Section 3.11), unless the Required Lenders shall otherwise give prior written consent:

7.1.           Reporting.  The Company shall:

(A)  Financial Reporting.  Furnish to the Administrative Agent (which shall provide a copy thereof to each Lender):

(i)  Quarterly Reports.  As soon as practicable, and in any event within the earlier of (x) ten (10) days after the date on which quarterly reports are required to be delivered to the Commission and (y) fifty (50) days after the end of the first three fiscal quarters of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related consolidated statement of income of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the related consolidated statement of cash flows for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by an Authorized Financial Officer on behalf of the Company as fairly presenting in all material respects the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)  Annual Reports.  As soon as practicable, and in any event within the earlier of (x) ten (10) days after the date on which annual reports are required to be delivered to the Commission and (y) ninety-five (95) days after the end of each fiscal year of the Company, (a) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, and (b) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing (without a “going concern” or like qualification and without any other qualification or exception as to the scope of the audit) and shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the period ended on such date in conformity with GAAP as in effect at such time and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board as then in effect in the United States of America.

(iii)  Officer’s Certificate.  Together with each delivery of any financial statement pursuant to clauses (i) and (ii) of this Section 7.1(A), a certificate of the Company, substantially in the form of Exhibit E attached hereto and made a part hereof, signed by an Authorized Financial Officer, (a) stating that as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, (b) demonstrating compliance with the provisions of Section 7.4, and (c) setting forth any changes to the information set forth on Schedule 6.8 occurring during such period.

(B)  Notice of Default.  Promptly upon the Company or any Subsidiary obtaining knowledge (and in any event within 10 days of obtaining such knowledge) of any Default or Unmatured Default, the Company shall deliver to the Administrative Agent a certificate of the Company, signed by an Authorized Financial Officer, specifying (a) the nature and period of existence of any such Default or Unmatured Default and (b) what action the Company has taken, is taking and proposes to take with respect thereto.

(C)  Lawsuits.  (i)Promptly upon the Company or any Subsidiary obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration, by or before any Governmental Authority, against or affecting such Borrower or any of its Subsidiaries or any property of such Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, any Borrower or any of its Subsidiaries to liability in an amount aggregating $25,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable each Lender to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege, or violate any law, court order or confidentiality agreement, by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(D)  Material Indebtedness.  Deliver to the Administrative Agent (i) a copy of each regular report, notice or communication regarding unmatured or actual defaults (including any accompanying officer’s certificate) delivered by or on behalf of the Company to the holders of Material Indebtedness pursuant to the terms of the agreements governing such Material Indebtedness, such delivery to be made at the same time and by the same means as such notice of default is delivered to such holders, and (ii) a copy of each notice or other communication received by the Company from the holders of Material Indebtedness regarding unmatured or actual defaults pursuant to the terms of such Material Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Company.

(E)  Other Reports.  Deliver or cause to be delivered to the Administrative Agent copies of all reports and notices on Form 8-K, if any, sent or made available generally by the Company to its securities holders or filed with the Commission by the Company.

(F)  Other Information.  Promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent such other information with respect to the Company, any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent.

Information required to be delivered pursuant to Section 7.1(A) and Section 7.1(E) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, (i) shall have been posted by the Administrative Agent on an Intralinks or similar site to which the Lenders have been granted access, (ii) shall be freely and readily available on the website of the Commission at http://www.sec.gov or (iii) shall be freely available on the Company’s website at http://www.kaydon.com without charge; provided, that, in the case of the foregoing clause (iii), the Company will promptly notify the Administrative Agent of each posting to such site upon the occurrence thereof.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

7.2.           Affirmative Covenants.

(A)  Existence, Etc.  Except as permitted pursuant to Section 7.3(H), the Company shall, and shall cause each of its Subsidiaries to, at all times (i) preserve, renew and keep in full force and effect its legal existence, (ii) maintain its good standing (to the extent such concept applies to such entity) as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and (iii) preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its business except, in the case of the foregoing clauses (i) (other than with respect to any Borrower), (ii) and (iii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(B)  Conduct of Business.  The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified will not have or would not reasonably be expected to have a Material Adverse Effect.

(C)  Compliance with Laws, Etc.  The Company shall, and shall cause its Subsidiaries to, comply with all Requirements of Law applicable to them and their respective businesses, except, in each case, where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(D)  Payment of Taxes and Claims.  The Company shall pay, and cause each of its Subsidiaries to pay, all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon; provided, however, that no such taxes, assessments and governmental charges (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP as in effect from time to time shall have been made therefor.

(E)  Insurance.  The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, such insurance policies and programs as reflect coverage that is reasonably consistent with sound business practices.

(F)  Inspection of Property; Books and Records; Discussions.  The Company shall, and shall cause its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each Subsidiary to, permit the Administrative Agent, by its representatives and agents, upon reasonable prior notice, to inspect any of the assets, property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, the officers of the Company, all at such reasonable times (during normal business hours) and intervals as the Administrative Agent may designate.

(G)  Maintenance of Property.  The Company shall cause all material property used in the conduct of its business or the business of any Subsidiary to be maintained and kept in adequate condition, repair and working order, ordinary wear and tear excepted; provided, however, that nothing in this Section 7.2(G) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary.

(H)  Use of Proceeds.  The Company shall use the proceeds of the Loans to provide funds for the working capital needs and other general corporate purposes of the Company and its Subsidiaries (including, without limitation, to consummate Permitted Acquisitions and to pay dividends or consummate repurchases of the Company’s Capital Stock that constitute Restricted Payments permitted under Section 7.3(E)).  The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock.

(I)  Subsidiary Guarantees.  The Company shall, to the extent necessary to remain in compliance with the Credit Support Requirement, (a) cause each new Subsidiary to execute and deliver to the Administrative Agent, as promptly as possible, but in any event within sixty (60) days after becoming a Subsidiary, an executed Supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Annex I to Exhibit G-2 attached hereto (whereupon such Subsidiary shall become a “Subsidiary Guarantor” under this Agreement) and (b) deliver and cause each such Subsidiary to deliver such corporate resolutions, opinions of counsel, and such other corporate documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; provided that no Foreign Subsidiary shall be required to execute and deliver a supplement to the Subsidiary Guaranty if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and, in lieu thereof, the Company and the relevant Subsidiaries shall comply with Section 7.2(J) below.

(J)  Pledge Agreements.

(i)  The Company, to the extent necessary to remain in compliance with the Credit Support Requirement, in connection with a Foreign Subsidiary which cannot become a Subsidiary Guarantor due to a Deemed Dividend Problem or a Financial Assistance Problem in respect thereof, shall or shall cause the applicable parent Domestic Subsidiary as promptly as possible (but in any event within sixty (60) days following the creation or acquisition thereof) to (a) execute a Pledge Agreement with respect to 65% of the Capital Stock of such Foreign Subsidiary, and (b) deliver and cause each such parent Domestic Subsidiary and Foreign Subsidiary to deliver such corporate resolutions, opinions of counsel, stock certificates, stock powers and such other corporate documentation with respect to such Pledge Agreement as the Administrative Agent or its counsel may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(ii)  Notwithstanding the foregoing, no Subsidiary Guaranty (or supplement thereto) or Pledge Agreement in respect of a Foreign Subsidiary shall be required hereunder to the extent (a) the guaranty or pledge thereunder is prohibited by applicable law or (b) the Administrative Agent or its counsel reasonably determines that such guaranty or pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to a legally valid, binding and enforceable Guaranty or Pledge Agreement, as the case may be; it being understood and agreed that the Company shall make commercially reasonable efforts to designate one or more alternative Foreign Subsidiaries to remain in compliance with the Credit Support Requirement.

(K)  Credit Support Requirement.  The Company shall, and shall cause each of its Subsidiaries to, comply at all times with the Credit Support Requirement; it being understood and agreed that the Company may add (in the manner set forth in Section 7.2(I) or (J), as applicable) or remove one or more Subsidiaries from their status as either Subsidiary Guarantors or Pledged Foreign Subsidiaries so long as no Default has occurred and is continuing at such time and such addition or removal does not cause noncompliance with the Credit Support Requirement.

(L)  Obligor Group.  At any time at which the Leverage Ratio of the Company and its consolidated Subsidiaries is greater than 3.00 to 1.00 for the Last Twelve-Month Period based on the most recent quarterly or annual consolidated financial statements delivered pursuant to Section 7.1(A)(i) or (ii), as applicable, no more than 25% of the EBIT of the Obligor Group may be contributed by the Foreign-Owned Subsidiaries that are not Pledged Foreign Subsidiaries (the “Foreign EBIT Cap”).  If at any time the Company exceeds the Foreign EBIT Cap, the Company shall promptly (and in any event within 10 Business Days after knowledge thereof) notify the Administrative Agent thereof and indicate to the Administrative Agent those Foreign-Owned Subsidiaries that should be removed from the Obligor Group so that the remaining Foreign-Owned Subsidiaries do not exceed the Foreign EBIT Cap, provided that the Company may at any time substitute any Foreign-Owned Subsidiaries for other Foreign-Owned Subsidiaries previously removed as long as any such substitution does not cause the Foreign EBIT Cap to be exceeded.  If the Company does not so notify the Administrative Agent of such an occurrence within 3 Business Days after the date on which it was required to notify the Administrative Agent, then the Administrative Agent shall be entitled, in its sole discretion, to remove from the Obligor Group (with notice to the Company) such Foreign-Owned Subsidiaries as it deems necessary to cause the remaining Foreign-Owned Subsidiaries to satisfy the Foreign EBIT Cap, provided that the Company may at any time thereafter substitute any other Foreign-Owned Subsidiaries for any such removed Foreign-Owned Subsidiaries as long as such substitution does not cause the Foreign EBIT Cap to be exceeded.

7.3.           Negative Covenants.

(A)  Subsidiary Indebtedness.  The Company shall not permit any of its Subsidiaries to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)  the Obligations;

(ii)  Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

(iii)  Indebtedness in respect of obligations secured by Customary Permitted Liens;

(iv)   (a) Indebtedness arising from intercompany loans and advances permitted under Section 7.3(D); provided, that if any Borrower or Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness shall be expressly subordinate to the payment in full in cash of the Obligations and (b) Contingent Obligations permitted under Section 7.3(D) with respect to Indebtedness of any Obligor or other Subsidiary permitted hereunder;

(v)  Indebtedness secured by Liens permitted by clauses (iv), (v) and (vii) of Section 7.3(C); and

(vi)  Indebtedness of any Person outstanding on the date on which such Person becomes a Subsidiary of the Company or is merged into or consolidated with or into any of its Subsidiaries and Indebtedness assumed by any Subsidiary of the Company in connection with any acquisition; provided that such Indebtedness was not created in connection with, or in anticipation of, such acquisition and the amount of such Indebtedness is not increased thereafter unless solely as a result of capitalization of interest or otherwise incurred under another subsection of this Section 7.3(A) substantially contemporaneously with such merger or consolidation, and any Permitted Refinancing Indebtedness;

(vii)  Indebtedness representing deferred compensation to employees of any Subsidiaries of the Company incurred in the ordinary course of business;

(viii)  Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(ix)  cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, employees credit or purchase cards, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(x)  Indebtedness relating to Disqualified Stock issued to any Borrower or Subsidiary Guarantor and not issued by the Company or any Domestic Subsidiary that is a Subsidiary Guarantor (unless such Disqualified Stock is issued by such a Subsidiary Guarantor to the Company); and

(xi)  other Indebtedness of a type not referred to elsewhere in this Section 7.3(A) incurred by the Company’s Subsidiaries; provided that no Default or Unmatured Default shall have occurred and be continuing at the date of such incurrence or would result therefrom; and provided further that the aggregate outstanding amount of all Indebtedness incurred by the Company’s Subsidiaries (other than Indebtedness incurred pursuant to clauses (i) through (x) of this Section 7.3(A)) shall not exceed, as of any date, an amount equal to ten percent (10%) of Consolidated Assets as of the end of the fiscal quarter immediately preceding such date.

(B)  Sales of Assets.  The Company shall not, and shall not permit any of its Subsidiaries to, consummate any Asset Sale, except:

(i)  transfers of assets (a) between the Company and any Wholly-Owned Subsidiary, (b) between Wholly-Owned Subsidiaries or (c) from any non-Wholly Owned Subsidiary to the Company or any other Subsidiary; provided, that any such transfer of assets from an Obligor to a Non-Obligor Subsidiary shall be made for not less than fair market value (as determined in good faith by the Company’s management or board of directors);

(ii)  any Asset Sales set forth on Schedule 7.3(B);

(iii)  any Asset Sale which (a) is for not less than fair market value (as determined in good faith by the Company’s management or board of directors) and (b) when combined with all such other Asset Sales (each such Asset Sale being valued at book value) during such fiscal year, represents the disposition of assets with an aggregate book value not greater than twenty percent (20%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the immediately preceding fiscal year; provided that such percentage shall be increased to twenty-five percent (25%) to the extent any Asset Sales in excess of 20% consist of sales of Non-Core Assets.

(iv)  dispositions in the ordinary course of business of cash and Cash Equivalents;

(v)  Asset Sales in respect of any property or casualty insurance claim or any condemnation proceeding relating to any property of the Company or any of its Subsidiaries;

(vi)  Asset Sales of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(vii)  Asset Sales of accounts receivables in connection with the collection or compromise thereof.

(C)  Liens.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i)  Liens created by the Loan Documents or otherwise securing the Secured Obligations;

(ii)  Permitted Existing Liens; provided, that (i) such Lien shall not apply to any other assets of the Company or any of its Subsidiaries except as otherwise permitted under this Section 7.3(C) and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any extension, modification, renewal or replacement thereof that does not increase the outstanding principal amount thereof;

(iii)  Customary Permitted Liens;

(iv)  purchase money Liens (including the interest of a lessor under a Capitalized Lease) securing Indebtedness in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding; provided that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capitalized Lease, except as otherwise permitted under this Section 7.3(C); provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment by such lender;

(v)  Liens with respect to property acquired by the Company or any of its Subsidiaries after the Closing Date or existing on any asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided, that (a) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (b) such Lien shall not apply to any other assets of the Company or any of its Subsidiaries except as otherwise permitted under this Section 7.3(C), (c) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, except as otherwise permitted under this Section 7.3(C), and (d) such Liens shall not secure Indebtedness in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(vi)  Liens on Receivables and Related Security securing a Permitted Receivables Financing;

(vii)  other Liens securing obligations of a type not covered elsewhere in this Section 7.3(C) so long as the obligations secured by the Liens permitted by this Section 7.3(C)(vii) do not exceed $40,000,000 in the aggregate;

(viii)  Liens on assets of Subsidiaries solely in favor of the Company or any other Obligor as secured party and securing Indebtedness owing by a Subsidiary to the Company or any other Obligor; and

(ix)  Liens securing Hedging Obligations incurred in the ordinary course of business.

In addition, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Holders of Secured Obligations, as collateral for the Secured Obligations, other than:

(a)           any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) for which the related Liens are permitted hereunder to the extent that such prohibition or restraint relates only to the assets or property obtained with the proceeds of such Indebtedness;

(b)           the documents evidencing a Permitted Receivables Financing, with respect to the Receivables and Related Security of the Company and/or its Subsidiaries to the extent transferred to an SPV or other Person in connection therewith;

(c)           any agreement providing for the disposition of property (so long as such prohibition or restraint relates only to the property to be disposed of);

(d)           set forth in any real property lease agreement, licenses and joint venture agreements entered into in the ordinary course of business to the extent that such prohibition or restraint relates only to the property which is the subject of such instrument and could not reasonably be expected to result in a Material Adverse Effect;

(e)           so long as such restriction is not, in the good faith judgment of the Company, more restrictive than those required for comparable Indebtedness incurred by comparable entities, any such restriction set forth in any other agreement pursuant to which Indebtedness of the Company or any Subsidiary may be outstanding at any time (and any comparable restrictions in any document governing any Indebtedness incurred to refinance any of the foregoing, so long as such restrictions are, in the good faith judgment of the Company, no more restrictive than those applicable to the Indebtedness being refinanced), but solely to the extent (1) any such restriction relates to the property securing such Indebtedness or (2) such restriction arises in respect of unsecured Indebtedness, provided that such restriction is general in nature and does not specifically reference the Secured Obligations as those which shall not be secured by any Lien granted by the Company or its Subsidiaries;

(f)           set forth in any instrument relating to a Lien permitted under this Agreement, so long as such prohibitions or restraints relate only to the property encumbered by such Lien permitted under this Agreement; and

(g)           set forth in any Contractual Obligation with respect to (1) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted hereunder but solely to the extent any negative pledge or restriction relates to the property financed by or the subject of such Indebtedness, (2) customary provisions restricting subletting or assignment of any lease governing a leasehold interest and (3) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

(D)  Investments.  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or own any Investment except:

(i)  (a) Investments in cash and Cash Equivalents, (b) Investments by the Company or any of its Subsidiaries in assets that were Cash Equivalents when such Investment was made and (c) securities accounts holding Investments described in the foregoing clauses (a) and (b);

(ii)  Permitted Existing Investments, and any extension, renewal or replacement thereof that does not increase the outstanding amount thereof;

(iii)  Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv)  Investments consisting of deposit accounts maintained by the Company and its Subsidiaries;

(v)  (a) Investments in any Obligor or (b) Investments by any Non-Obligor Subsidiary in any other Non-Obligor Subsidiary;

(vi)  Investments constituting Permitted Acquisitions and Investments in Foreign Subsidiaries to finance Permitted Acquisitions;

(vii)  Investments constituting Indebtedness permitted by Section 7.3(A) or Hedging Agreements permitted by Section 7.3(J);

(viii)  Investments consisting of any right of the Company or any of its Subsidiaries to payment for goods sold or for services rendered, whether or not it has been earned by performance;

(ix)  Investments comprised of capital contributions (whether in the form of cash, a note or other assets) to an SPV or other Subsidiary or otherwise resulting from transfers of assets permitted hereunder to such SPV or other Subsidiary in connection with a Permitted Receivables Financing;

(x)  Investments consisting of the non-cash consideration of any Asset Sale permitted by Section 7.3(B);

(xi)  Investments to the extent that payment for such Investments is made with Qualified Capital Stock or with the proceeds received from the issuance of Qualified Capital Stock of the Company;

(xii)  Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into the Company or merged or consolidated with a Subsidiary of the Borrower in accordance with Section 7.3(H) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xiii)  the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(xiv)  guarantees by the Company or any of its Subsidiaries of obligations of Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xv)   (a) loans or advances to officers, directors, members of management, employees consultants and independent contractors of the Company or any of its Subsidiaries made in the ordinary course of business in an aggregate outstanding amount not to exceed $10,000,000 or (b) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(xvi)  other Investments not otherwise permitted under this Section 7.3(D) (including, without limitation, (a) Investments by any Obligor in any Non-Obligor Subsidiary or (b) Investments in joint ventures); provided, that, as of the date of any such Investment after giving effect thereto, the aggregate outstanding amount of all such Investments (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective investment not to exceed the original amount thereof) shall not exceed an amount equal to twenty percent (20%) of Consolidated Assets as of the end of the fiscal quarter immediately preceding such date; and

(xvii)  Investments in Capital Stock of the Company pursuant to Restricted Payments made in accordance with Section 7.3(E).

(E)  Restricted Payments.  The Company shall not declare or make any Restricted Payment (other than dividends declared and not yet paid) if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom; provided, that the Company shall retire all Capital Stock repurchased with Loan proceeds; provided, further, for the avoidance of doubt, the Company, on or before March 30, 2012, may make dividends and distributions on Capital Stock of the Company in an aggregate amount not in excess of $340,000,000.

(F)  Acquisitions.  The Company shall not make any Acquisitions, other than Acquisitions meeting the following requirements (each such Acquisition constituting a “Permitted Acquisition”):

(i)  no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(ii)  the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis; and

(iii)  prior to each such Acquisition with an aggregate purchase price equal to, or in excess of, $50,000,000 (including the incurrence or assumption of any Indebtedness in connection therewith and transaction-related contractual payments to the extent that the liability for, and the amount of, such payments are established at the time such Acquisition is consummated), the Company shall deliver to the Administrative Agent a certificate from one of the Authorized Officers, demonstrating that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis in accordance with Regulation S-X, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve month period ending on the last day of the Company’s most recently completed fiscal quarter, the Company would have been in compliance with the financial covenants in Section 7.4 and not otherwise in Default.

(G)  Transactions with Shareholders and Affiliates.  Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, on terms that are (a) not in the ordinary course of business, (b) not authorized by the Board of Directors or (c) less favorable to the Company or any of its Subsidiaries, as applicable, in any material respect, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate, except for (i) any transaction expressly permitted by this Section 7.3, (ii) any Affiliate who is an individual may serve as a director, officer or employee of the Company or any of its Subsidiaries and such Person may receive, and the Company and its Subsidiaries may engage in any transaction or series of transactions related to, reasonable compensation, severance, indemnities and reimbursement of reasonable expenses, including stock incentive and option plans and agreements relating thereto and (iii) the Company and its Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate.

(H)  Merger.  The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may merge into the Company or a Wholly Owned Subsidiary and (ii) provided that no Default or Unmatured Default shall have occurred and be continuing or would result therefrom on a pro forma basis in accordance with Regulation S-X, the Company or any Subsidiary may merge or consolidate with any other corporation so long as (a) the Company or such Subsidiary is the surviving corporation or (b) the holders of the Voting Stock of the Company or such Subsidiary immediately prior to such merger have, directly or indirectly, shares of Capital Stock of the continuing or surviving corporation (or its parent) immediately after such merger which entitle such holders to exercise in excess of 50% of the total voting power of all shares of Voting Stock of the continuing or surviving corporation (or its parent).  As used herein, “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(I)  Subsidiary Covenants.  The Company will not, and will not permit any Borrower or Subsidiary Guarantor to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower or any Subsidiary Guarantor to pay dividends or make any other distribution on its stock (or make any other Restricted Payment) to the Company or any other Borrower or Subsidiary Guarantor, pay any Indebtedness or other Obligation owed to the Company or any other Borrower or Subsidiary Guarantor, make loans or advances or other Investments in the Company or any other Borrower or Subsidiary Guarantor, or sell, transfer or otherwise convey any of its property to the Company or any other Borrower or Subsidiary Guarantor other than pursuant to:

(i)   applicable law;

(ii)  this Agreement or the other Loan Documents;

(iii)  restrictions imposed by the holder of a Lien permitted by Section 7.3(C);

(iv)  restrictions set forth in any agreement providing for the disposition of property (so long as such prohibition or restraint relates only to the property to be disposed of);

(v)   so long as such restriction is not, in the good faith judgment of the Company, more restrictive than those required for comparable Indebtedness incurred by comparable entities, any such restriction set forth in any other agreement pursuant to which Indebtedness of the Company or any Subsidiary may be outstanding at any time (and any comparable restrictions in any document governing any Indebtedness incurred to refinance any of the foregoing, so long as such restrictions are, in the good faith judgment of the Company, no more restrictive than those applicable to the Indebtedness being refinanced); provided, however, that (1) if such restriction is in respect of Liens, such restriction relates to the property securing such Indebtedness, if any, or if such restriction arises in respect of unsecured Indebtedness, such restriction is general in nature and does not specifically reference the Secured Obligations as those which shall not be secured by any Lien granted by the Company or its Subsidiaries; (2) if such restriction is in respect of paying Indebtedness, such restriction in no way prohibits or limits the payment of any Secured Obligations; and (3) if such restriction is in respect of dividends, distributions or intercompany transfers (including, without limitation, loans, advances, guarantees, Investments, other Restricted Payments, sales, transfers and other conveyances), such restriction is not more limiting, restrictive or prohibitive in any material respect than those set forth in this Agreement;

(vi)  restrictions set forth in any real property lease agreement, license or joint venture agreement to the extent that such prohibition or restraint relates only to the property which is the subject of such instrument and would not reasonably be expected to result in a Material Adverse Effect;

(vii)  any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) for which the related Liens are permitted hereunder to the extent that such prohibition or restraint relates only to the assets or property obtained with the proceeds of such Indebtedness; or

(viii)   restrictions set forth in any Contractual Obligation with respect to (x) restrictions in favor of any holder of Indebtedness permitted hereunder but solely to the extent such restriction relates to the property financed by or the subject of such Indebtedness, (y) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, and (z) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

(J)  Hedging Obligations.  The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than for non-speculative purposes.  Such permitted hedging agreements entered into by the Company or such Subsidiary are sometimes referred to herein as “Hedging Agreements.”

7.4.           Financial Covenants.  The Company shall comply with the following:

(A)  Maximum Leverage Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio (the “Leverage Ratio”) of (i) Net Indebtedness to (ii) EBITDA to be greater than 3.50 to 1.00 for each four (4) fiscal quarter period of the Company.

The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter of the Company based upon (a) for calculating Net Indebtedness, Net Indebtedness as of the last day of each such fiscal quarter; and (b) for calculating EBITDA, the actual amount for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis in accordance with Regulation S-X.

(B)  Minimum Interest Coverage Ratio.  The Company and its consolidated Subsidiaries shall not permit the ratio (the “Interest Coverage Ratio”) of (i) EBITDA to (ii) Cash Interest Expense to be less than 3.00 to 1.00 for each four (4) fiscal quarter period of the Company.

The Interest Coverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter of the Company based upon (a) for calculating EBITDA, the actual amount for the Last Twelve-Month Period; and (b) for calculating Interest Expense, the actual amount for the Last Twelve-Month Period, provided, that the Interest Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis in accordance with Regulation S-X.

ARTICLE  VIII:  DEFAULTS

8.1.           Defaults.  Each of the following occurrences shall constitute a Default under this Agreement:

(A)  Failure to Make Payments When Due.  The Company or any Alternate Currency Borrower or any Subsidiary Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or Reimbursement Obligations, (ii) shall fail to pay within five (5) Business Days of the date when due any interest and fees under this Agreement or the other Loan Documents, or (iii) shall fail to pay any other Obligations under this Agreement or the other Loan Documents within five (5) Business Days after notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent).

(B)  Breach of Certain Covenants.  The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under:

(i)  Sections 7.1 or 7.2 and (other than with respect to any failure of the Company or any other Borrower having outstanding Loans to comply with clause (i) of Section 7.2(A)) such failure shall continue unremedied for fifteen (15) Business Days, or

(ii)  Sections 7.3 or 7.4.

(C)  Breach of Representation or Warranty.  Any representation or warranty made or deemed made by any Borrower to the Administrative Agent or any Lender herein or by the any Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D)  Other Defaults.  Any Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A) or (B) of this Section 8.1), or the Company or any Alternate Currency Borrower or any of their Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the earlier of knowledge thereof by any Authorized Officer and notice thereof to the Company by the Administrative Agent or any Lender (through the Administrative Agent).

(E)  Default as to Other Indebtedness.  (i) The Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness (including, without limitation, Disqualified Stock) or any Hedging Agreement with an aggregate Net Mark-to-Market Exposure in excess of $25,000,000, beyond any period of grace provided with respect thereto and such failure shall continue to exist; (ii) any breach, default or event of default shall occur and be continuing, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness or Hedging Agreement, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to (a) cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Material Indebtedness or the Hedging Obligations with respect to such Hedging Agreement or other required repurchase of such Indebtedness or Hedging Obligations or (b) permit the holder(s) of such Material Indebtedness or Hedging Obligations to accelerate the maturity of any such Material Indebtedness or Hedging Obligations or require a redemption or other repurchase of such Material Indebtedness or Hedging Obligations; or (iii) any such Material Indebtedness or Hedging Obligations shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that this paragraph (E) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of property securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.

(F)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)  An involuntary case shall be commenced against any Borrower or any of the Significant Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any of the Significant Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii)  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of the Significant Subsidiaries or over all or a substantial part of the property of any Borrower or any of the Significant Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of any Borrower or any of the Significant Subsidiaries or of all or a substantial part of the property of any Borrower or any of the Significant Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any Borrower or any of the Significant Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G)  Voluntary Bankruptcy; Appointment of Receiver, Etc.  Any Borrower or any of the Significant Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H)  Judgments and Attachments.  Any money judgment(s) (other than a money judgment covered by insurance as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Company or any of its Significant Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $25,000,000 is or are entered and either (i) enforcement proceedings with respect to such judgment(s) involving in any single case or in the aggregate an amount in excess of $25,000,000 shall have been commenced by any creditor upon a final or nonappealable judgment or order or (ii) such judgment(s) involving any single case or in the aggregate an amount in excess of $25,000,000 shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

(I)  Loan Documents.  At any time, for any reason, any Loan Document ceases to be in full force and effect, except as otherwise permitted hereunder or thereunder, or the Company or any of the Company’s Subsidiaries party thereto seek to repudiate their respective obligations thereunder.

(J)  ERISA.  Any Termination Event occurs which is reasonably likely to subject either the Company or any member of its Controlled Group to liability in excess of $25,000,000.

(K)  Change of Control.  A Change of Control shall occur.

(L)  Guarantor Revocation.  Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable Guaranty.

(M)  Collateral Documents.  Any of the following shall occur: (i) any Collateral Documents shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, subject to Liens permitted hereunder, except as permitted by the terms of the applicable Collateral Document or this Agreement and except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, file UCC financing statements or satisfy any other requirements imposed by law or practice in any applicable foreign jurisdiction that requires such actions by a secured party, (ii) any Collateral Document shall fail to remain in full force or effect or (iii) any action shall be taken by the Company or any Subsidiary to discontinue or to assert the invalidity or unenforceability of any Collateral Document; provided, that any failure pursuant to the preceding clause (i) shall not result in a Default pursuant to this paragraph (M) to the extent that (x) the Company shall remain in compliance with the Credit Support Requirement after giving effect to removal of each affected Foreign Subsidiary as a Pledged Foreign Subsidiary or (y) if such failure relates to collateral having an aggregate book value less than 5% of Consolidated Net Worth (as set forth in the most recent quarterly or annual consolidated financial statements delivered pursuant to Section 7.1(A)(i) or (ii), as applicable), the Company shall return to compliance with the Credit Support Requirement (after giving effect to removal of each affected Foreign Subsidiary as a Pledged Foreign Subsidiary unless the related failure has been cured) within thirty (30) days of such failure.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE  IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

9.1.           Termination of Revolving Loan Commitments; Acceleration.  If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to any Borrower, the obligations of the Lenders to make Loans (including, without limitation, Alternate Currency Loans) hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate, the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and the Borrower shall be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent the cash collateral required pursuant to Section 3.11.  If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans (including, without limitation, Alternate Currency Loans) hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower expressly waives.

9.2.           Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full in cash.

9.3.           Amendments.  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (b) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Obligor that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Loan Commitment or Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or Reimbursement Obligation or reduce the stated rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any date for the scheduled payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Loan Commitment or Term Loan Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 12.2(A) or 12.3 or the definition of “Pro Rata Share”, “Revolving Loan Pro Rata Share” or “Term Loan Pro Rata Share” in a manner that would alter the manner in which payments are shared, without the written consent of each Lender; provided, that any Lender may agree, in its sole discretion, to extend its commitments hereunder and the outstanding balance of its Loans beyond the Facility Termination Date pursuant to an amend-and-extend transaction without the consent of any other Lender under this clause (iv), (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided, that the addition of Lenders or extension of Additional Term Loans in accordance and in compliance with Section 2.25 shall not constitute a change under clause (v) requiring the consent of all of the Lenders, (vi) change Section 2.26, without the consent of each Lender (other than any Defaulting Lender), (vii) release the Company from its obligations under the Parent Guaranty, without the written consent of each Lender, (viii) release all or substantially all of the value of the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (ix) unless otherwise permitted herein or in the applicable Collateral Document, release all or substantially all of the collateral that is subject to the Collateral Documents, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank, an Alternate Currency Bank or the Swing Line Bank hereunder without the prior written consent of the Administrative Agent, such Issuing Bank, such Alternate Currency Bank or the Swing Line Bank, as the case may be (it being understood that any change to Section 2.26 shall require the consent of the Administrative Agent, the Swing Line Bank, the Issuing Banks and the Alternate Currency Banks).  The Administrative Agent may also amend Exhibit A to reflect assignments entered into pursuant to Section 13.3, and may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

ARTICLE  X:  GENERAL PROVISIONS

10.1.           Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations) and so long as the Revolving Loan Commitments and Term Loan Commitments have not been terminated.

10.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3.           Performance of Obligations.  Each Borrower agrees that the Administrative Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any property of such Borrower to the extent such Borrower is required by the terms hereof to pay any such amount, but has not done so and (ii), after the occurrence and during the continuance of a Default, to make any other payment or perform any act required of a Borrower under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve such property of such Borrower.  The Administrative Agent shall use its reasonable efforts to give the Company notice of any action taken under this Section 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the applicable Borrower’s obligations in respect thereof.  The applicable Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 10.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full.  If the applicable Borrower fails to make payment in respect of any such advance under this Section 10.3 within one (1) Business Day after the date such Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of such advance.  If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received.  The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of any such unreimbursed advance under this Section 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent.

10.4.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof.

10.6.           Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.  None of the Alternate Currency Borrowers shall have any liability whatsoever under this Agreement for any Obligations of any kind of the Company or a Domestic Subsidiary.

10.7.           Expenses; Indemnification.

(A)  Expenses.  The Borrowers shall reimburse the Administrative Agent, the Alternate Currency Banks and the Arranger for any reasonable costs and reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel for the Administrative Agent) paid or incurred by the Administrative Agent, or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  Each Borrower also agrees to reimburse the Administrative Agent, the Alternate Currency Banks, the Issuing Banks, the Arranger and the Lenders for any reasonable costs and reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel for the Administrative Agent, the Alternate Currency Banks and the Arranger and the Lenders; provided that the Company shall have no obligation to pay for fees charges and disbursements for more than one firm of counsel acting for the Administrative Agent in each applicable jurisdiction, and one firm of counsel acting for the Lenders in each applicable jurisdiction) paid or incurred by the Administrative Agent or the Arranger, the Alternate Currency Banks, any Issuing Bank or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents; provided that each Alternate Currency Borrower shall only be liable for a maximum amount consisting of its pro-rata share of the aggregate amount of such expenses, based upon its Obligations.  Administrative Agent shall provide the Company with a detailed statement of all reimbursements requested under this Section 10.7(A).

(B)  Indemnity.  The Borrowers further agree to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arranger, the Alternate Currency Banks, the Issuing Banks and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Arranger’s, Alternate Currency Bank’s, Issuing Bank’s Lender’s, or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys, advisors and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), provided that each Alternate Currency Borrower shall be liable for a maximum amount consisting of its pro-rata share of the aggregate amount of such indemnification, based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto; provided that the Company shall have no obligation to pay for fees charges and disbursements for more than one firm of counsel acting for the Administrative Agent in each applicable jurisdiction, and one firm of counsel acting for the Lenders in each applicable jurisdiction), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i)  this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii)  any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law or other Requirements of Law arising from or in connection with the past, present or future operations of the Borrowers, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrowers or their Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrowers or their Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from (x) the willful misconduct, bad faith or gross negligence of such Indemnitee with respect to the Loan Documents, (y) a material breach of any obligations under any Loan Document by such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely between or among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or Arranger or any similar role under the Loan Documents (excluding their role as a Lender) and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates.  If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C)  Waiver of Certain Claims; Settlement of Claims.  Each Borrower further agrees to assert no claim against any of the Indemnitees, and each Indemnitee agrees to assert no claim against the Company or any of its Subsidiaries, in each case, on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.  No settlement shall be entered into by any Borrower or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents unless such settlement releases all Indemnitees from any and all liability with respect thereto.

(D)  Survival of Agreements.  The obligations and agreements of the Borrowers under this Section 10.7 and each other provision hereunder or in any other Loan Document whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify any Holder of Secured Obligations shall survive the termination of this Agreement.

10.8.           Accounting.  Except as provided to the contrary herein, all accounting terms and other applicable definitions, covenants and provisions herein shall be interpreted and all accounting determinations and other applicable calculations hereunder shall be made in accordance with Agreement Accounting Principles.  If any changes in GAAP are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial reports (excluding in any event financial statements) required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes.  In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment.  Notwithstanding the foregoing or any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

10.9.           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10.         Nonliability of Lenders.  The relationship between each Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

10.11.         GOVERNING LAW.  ANY DISPUTE BETWEEN ANY BORROWER AND THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE BORROWERS AND THE LENDERS IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

10.12.         CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A)  NON-EXCLUSIVE JURISDICTION.  EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

(B)  SERVICE OF PROCESS.  EACH BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY ADDRESSED AS PROVIDED HEREIN.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(C)  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.  EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.13.           Contribution Rights.  If any Obligor makes a payment in respect of the Secured Obligations it shall have the rights of contribution set forth below against the other Obligors; provided that no Obligor shall exercise its right of contribution until all the Secured Obligations shall have been finally paid in full in cash.  If any Obligor makes a payment in respect of the Secured Obligations that is smaller in proportion to its Payment Share (as hereinafter defined) than such payments made by the other Obligors are in proportion to the amounts of their respective Payment Shares, the Obligor making such proportionately smaller payment shall, when permitted by the preceding sentence, pay to the other Obligors an amount such that the net payments made by the Obligor in respect of the Secured Obligations shall be shared among the Obligors pro rata in proportion to their respective Payment Shares.  If any Obligor receives any payment that is greater in proportion to the amount of its Payment Shares than the payments received by the other Obligors are in proportion to the amounts of their respective Payment Shares, the Obligor receiving such proportionately greater payment shall, when permitted by the second preceding sentence, pay to the other Obligors an amount such that the payments received by the Obligors shall be shared among the Obligors pro rata in proportion to their respective Payment Shares.  Notwithstanding anything to the contrary contained in this paragraph or in this Agreement, no liability or Secured Obligation of any Obligor that shall accrue pursuant to this paragraph shall be paid nor shall it be deemed owed pursuant to this paragraph until all of the Secured Obligations shall be finally paid in full in cash.  For purposes hereof, the “Payment Share” of each Obligor shall be the sum of (a) the aggregate proceeds of the Secured Obligations received by such Obligor plus (b) the product of (i) the aggregate Secured Obligations remaining unpaid on the date such Secured Obligations become due and payable in full, whether by stated maturity, acceleration, or otherwise (the “Determination Date”) reduced by the amount of such Secured Obligations attributed to such Obligor pursuant to clause (a) above, times (ii) a fraction, the numerator of which is such Obligor’s net worth on the Closing Date (determined as of the end of the immediately preceding fiscal reporting period of such Obligor), and the denominator of which is the aggregate net worth of all Obligors on the Closing Date.

10.14.           USA PATRIOT Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

10.15.           DUTCH PLEDGE AND PARALLEL DEBT.  The Administrative Agent is hereby authorized by the Holders of the Secured Obligations to sign on behalf of Holders of Secured Obligations any documents necessary or appropriate to create a right of pledge on 65% of Kaydon Acquisition Corp. III’s interests as a partner in KAC Europe C.V. for the benefit of the Holders of Secured Obligations, which pledge will be governed by the laws of the Netherlands (the “Dutch Pledge”).  Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of Kaydon Acquisition Corp. III as will be described in the Dutch Pledge (the “Dutch Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Dutch Parallel Debt will be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations (other than the Dutch Parallel Debt).

ARTICLE  XI:  THE ADMINISTRATIVE AGENT

11.1.           Appointment; Nature of Relationship.  JPMorgan Chase is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Holder of Secured Obligations by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a “representative” of the Holders of Secured Obligations within the meaning of Section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision) and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders, for itself and on behalf of its affiliates as Holders of Secured Obligations, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations waives.

11.2.           Powers.

(1)  Generally.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

(2)  Foreign Pledges.  The Administrative Agent is hereby authorized, and granted an irrevocable power of attorney, to execute and deliver any documents necessary or appropriate to execute any and all appropriate Credit Support Documents and take any other action to create and perfect any pledge created under any of the Pledge Agreements for the benefit of the Holders of Secured Obligations.

11.3.           General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction arose solely from the gross negligence, bad faith or willful misconduct of such Person.

11.4.           No Responsibility for Loans, Creditworthiness, Recitals, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.  The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for the perfection or priority of the Liens on any collateral subject to the Credit Support Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrowers or any of their Subsidiaries.

11.5.           Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans and on all Holders of Secured Obligations.  Upon receipt of any such instructions from the Required Lenders (or all of the Lenders in the even that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Secured Obligations.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6.           Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7.           Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8.           The Administrative Agent’s and the Alternate Currency Banks’ Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent and the applicable Alternate Currency Banks ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the applicable Borrower for which the Administrative Agent and such Alternate Currency Bank is entitled to reimbursement by the applicable Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent or such Alternate Currency Bank on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent or such Alternate Currency Bank in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents (provided that no Lender shall be liable for any of the foregoing to the extent such liability arose solely from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Alternate Currency Bank), in each case, to the extent the Borrowers have not reimbursed or indemnified the Administrative Agent or such Alternate Currency Bank for such amounts (without limiting the obligations of the Borrowers hereunder).  The obligations and agreements of the Lenders under this Section 11.8 shall survive the termination of this Agreement.  Notwithstanding anything to the contrary set forth herein, any such amounts relating solely to the Term Loans (as determined by the Administrative Agent in its sole discretion) shall be reimbursed by the Term Loan Lenders ratably in proportion to their respective Term Loan Pro Rata Shares thereof, and any such amounts relating solely to the Revolving Loan Commitments (as determined by the Administrative Agent in its sole discretion) shall be reimbursed by the Revolving Lenders ratably in proportion to their respective Revolving Loan Pro Rata Shares thereof.

11.9.           Rights as a Lender; JPMorgan Chase Roles.

(a)  Rights as a Lender.  With respect to its Revolving Loan Commitment, Term Loan Commitment, Loans made by it, and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Revolving Lender” or “Revolving Lenders”, “Term Loan Lender” or “Term Loan Lenders”, “Issuing Bank” or “Issuing Banks” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrowers or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

(b)  JPMorgan Chase Roles.  Each Lender acknowledges that, in addition to acting as a Lender and Issuing Bank with all of the rights and powers thereof as set forth in Section 11.9(a), JPMorgan Chase acts, or may in the future act, as Administrative Agent for the Lenders (all such roles, the “JPMorgan Chase Roles”).  Without limiting the generality of this Section 11.9(b), each Lender hereby acknowledges and consents to any and all JPMorgan Chase Roles and agrees that in connection with any JPMorgan Chase Role, JPMorgan Chase may take, or refrain from taking, any action that it, in its discretion, deems appropriate.

(c)  Dutch Parallel Debt.  Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debt and the Dutch Pledge: (i) the Administrative Agent shall act in its own name and not as agent of any Holder of Secured Obligations (but always for the benefit of the Holders of Secured Obligations in accordance with the provisions of the Loan Documents); and (ii) the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

11.10.           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.  Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent for any of its Affiliates in any capacity.

11.11.           Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld.  Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  The Administrative Agent may not be removed without its prior written consent.  If the Administrative Agent resigns in accordance with this Article 11.11, each Obligor shall execute such documents and take all such other action as is necessary or (in the opinion of the Administrative Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Dutch Parallel Debts and as beneficiary of any Lien securing the Dutch Parallel Debt and as pledge under the Dutch Pledge.  The parties hereto acknowledge and agree that, for purposes of the Dutch Pledge, any resignation by the Administrative Agent is not effective with respect to its rights under the Dutch Parallel Debt until such rights are assigned to the successor Administrative Agent.

11.12.           Execution of Credit Support Documents.

(A)  Authority to Take Action.  Each Lender authorizes the Administrative Agent to enter into and remain subject to each of the Credit Support Documents to which the Administrative Agent is a party and to take all action contemplated by such documents, including, without limitation, all enforcement actions.  Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent acting on its behalf) shall have the right individually to seek to realize upon the security granted by any Credit Support Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Credit Support Documents.

(B)  Authority to Execute and Deliver.  In the event that any collateral granted by any Credit Support Document is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.

(C)  Authority to Release Liens and Guarantors.  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any collateral granted by any Credit Support Document or release any Guarantor from its obligations under any of the Guarantees (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby (which satisfaction, in the case of outstanding Letters of Credit, may take the form of a backstop letter of credit from an issuer acceptable to the Administrative Agent or cash collateral); (ii) in connection with any transaction which is expressly permitted or otherwise not prohibited by the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral or Guarantors pursuant to this Section 11.12(C).

(D)  Additional Authority.  Upon any sale or transfer of assets constituting collateral granted by any Credit Support Document which is expressly permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrowers or any Subsidiary in respect of) all interests retained by the Borrowers or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of such collateral.

11.13.           No Duties Imposed Upon Syndication Agents, Co-Agents or Arranger.  None of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, “Co-Agent”, “Arranger” or “Book Runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Persons identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Syndication Agent”, “Co-Agent”, “Arranger” or “Book Runner” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender.  In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.14.           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.15.           Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

ARTICLE  XII:  SETOFF; RATABLE PAYMENTS

12.1.           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to the Borrowers (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due (provided, however, that no deposits of the Alternate Currency Borrowers or Indebtedness held by or owing to the Alternate Currency Borrowers shall be offset by any Lender and applied towards the Obligations incurred solely by or on behalf of any of the Syndicated Borrowers).

12.2.           Ratable Payments; Failure to Fund.

(A)  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2, 4.4 or 4.6) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable share of the Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

(B)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.2(D), 2.17, 2.20(E), 3.6, 3.7 or 11.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swing Line Bank, an Alternate Currency Bank or an Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

12.3.           Application of Payments.  Subject to the provisions of Section 12.2(B), the Administrative Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last two sentences of this Section 12.3, apply all payments and prepayments in respect of any Obligations in the following order:

(A)  first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the applicable Borrower;

(B)  second, to pay interest on and then principal of any advance made under Section 10.3 for which the Administrative Agent has not then been paid by the applicable Borrower or reimbursed by the Lenders;

(C)  third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Administrative Agent;

(D)  fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(E)  fifth, to pay interest due in respect of Swing Line Loans and Alternate Currency Loans;

(F)  sixth, to pay interest due in respect of Loans (other than Swing Line Loans or Alternate Currency Loans) and L/C Obligations;

(G)  seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans and Alternate Currency Loans;

(H)  eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Hedging Agreements in such order as the Administrative Agent may determine in its sole discretion;

(I)  ninth, to provide required cash collateral, if required pursuant to Section 3.11; and

(J)  tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Company, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurocurrency Rate Loans with those Eurocurrency Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.  The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves.  The order of priority set forth in clauses (D) through (J) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Company, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank and in respect of Alternate Currency Loans may be changed only with the prior written consent of the Alternate Currency Banks.  The order of priority set forth in clauses (A) through (C) of this Section 12.3 may be changed only with the prior written consent of the Administrative Agent.

12.4.           Relations Among Lenders.

(A)  Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B)  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.5.           Representations and Covenants Among Lenders.  Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in section 3(3) of ERISA or section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE  XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1.           Successors and Assigns; Designated Lenders.

(A)  Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer to Participants must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(B).  The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements relating to the Loans, but in all cases excluding credit default swaps; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Administrative Agent may treat the Person which made any Revolving Loan or Term Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or Term Loan or which holds any promissory note issued hereunder to direct payments relating to such Revolving Loan, Term Loan or promissory note issued hereunder to another Person.  Any assignee of the rights to any Revolving Loan, Term Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

(B)  Designated Lenders.

(i)  Subject to the terms and conditions set forth in this Section 13.1(B), any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.1(B) shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).  Upon the execution by the parties to each such designation of an agreement in the form of Exhibit K hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement.  The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Loan was made by the Designating Lender.  As to any Loan made by it, each Designated Lender shall have all the rights a Lender making such Loan would have under this Agreement and otherwise; provided, that (x) all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article IV hereof for any amount which would exceed the amount that would have been payable by any Borrower to the Lender from which the Designated Lender obtained any interests hereunder.  No additional promissory notes shall be required to be issued hereunder with respect to Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the promissory notes issued hereunder in its possession as an administrative agent for such Designated Lender to the extent of the Loan funded by such Designated Lender.  Such Designating Lender shall act as an administrative agent for its Designated Lender and give and receive notices and communications hereunder.  Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrowers nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments.  In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrowers or the Administrative Agent, assign all or portions of its interests in any Loans to its Designating Lender or to any financial institution consented to by the Company and Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with Section 13.4, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii)  Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender.  This Section 13.1(B) shall survive the termination of this Agreement.

13.2.           Participations.

(A)  Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Credit Obligations or Term Loans of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment or Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Credit Obligations and Term Loans and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(B)  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Revolving Loan Commitment or Term Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C)  Benefit of Certain Provisions.  Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2(A) as if each Participant were a Lender.  Each Borrower further agrees that each Participant shall be entitled to the benefits of Article IV to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Article IV than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Article IV to the same extent as if it were a Lender.

(D)  Each Lender that sells a participating interest shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Revolving Credit Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Obligation, promissory note, Revolving Loan Commitment or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3.           Assignments.

(A)  Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Administrative Agent and, so long as no Default has occurred and is continuing, the Company, either be in an amount equal to the entire applicable Revolving Loan Commitment and Revolving Credit Obligations or Term Loan Commitment and Term Loans, as applicable, of the assigning Lender or (unless each of the Company and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Revolving Loan Commitment and Revolving Credit Obligations or Term Loan Commitment and Term Loans, as applicable, subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

(B)  Consents.  The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if a Default has occurred and is continuing; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof from the Administrative Agent.  The consent of each Issuing Bank and the Administrative Agent shall be required prior to an assignment becoming effective.  Any consent required under this Section 13.3(B) shall not be unreasonably withheld, conditioned or delayed.

(C)  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment.  The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment and Revolving Credit Obligations or Term Loan Commitment and Term Loans, as applicable, under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Obligations or Term Loans, as applicable, assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrowers of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments or Term Loan Commitments and Term Loans (or, if the Facility Termination Date has occurred, their respective Revolving Credit Obligations with respect to the Revolving Loan Commitments), as adjusted pursuant to such assignment.

(D)  The Register.  The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrowers (and the Borrowers hereby designate the Administrative Agent to act in such capacity), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments or Term Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4.           Confidentiality.  Subject to Section 13.5, the Administrative Agent and the Lenders and their respective representatives shall hold all confidential information obtained pursuant to the requirements of this Agreement in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or investment practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or any securities exchange or similar self-regulatory organization or representative thereof or pursuant to a regulatory examination or legal process, or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor, and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 13.4.  A determination by a Lender or the Administrative Agent as to its compliance with the foregoing permitted disclosures shall be conclusive in good faith.  In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by the Borrowers; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrowers in connection with this Agreement.

13.5.           Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Company and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

13.6.           Tax Certifications.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.14(E) and Article IV.

ARTICLE  XIV:  NOTICES

14.1.           Giving Notice.  Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, all notices, requests and other communications to any party hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)  if to any Borrower, at the Company’s address or facsimile number set forth on the signature page hereof;

(ii)  if to the Administrative Agent, at its address or facsimile number set forth on the signature page hereof;

(iii)  if to an Issuing Bank, at its address or facsimile number set forth on the signature page hereof; and

(iv)  if to a Lender, at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

14.2.           Change of Address.  Each of the Borrowers and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender.  Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.

ARTICLE  XV:  COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Company, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

KAYDON CORPORATION

By:	/s/ Peter DeChants
Name: Peter DeChants
Title: Sr. VP, Corporate Development & Treasurer

Address:	315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108

Attention: Peter DeChants
Telephone No.: 734-680-2009
Facsimile No.: 734-680-2043

SIGNATURE PAGE TO KAYDON CORPORATION
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Swing Line Lender, as an Issuing Bank, as Revolving Lender and as Term Loan Lender

By:	/s/ Sabir A. Hashmy
Name: Sabir A. Hashmy
Title: Sr. Vice President

Address (as Administrative Agent and as a Lender):
10 South Dearborn, Floor 07
Chicago, IL, 60603-2003

Attention: Leonida Mischke, Account Manager
Telephone No.: 312-385-7055
Facsimile No.: 1-888-266-8058

Address (as an Issuing Bank):
10 South Dearborn, LC Unit
Chicago, IL, 60603

Attention: Debra Williams, LC Servicer
Telephone No.: 312-732-2590
Facsimile No.: 1-888-266-8058

Address (as for all non-Dollar related items):
J.P. Morgan Europe Limited
125 London Wall, London, EC2Y 5AJ United Kingdom

Attention: Manager, Loan & Agency Services
Facsimile No.: +44 (0) 207 777 2360

SIGNATURE PAGE TO KAYDON CORPORATION
CREDIT AGREEMENT

SunTrust Bank, as Syndication Agent, Revolving Lender and Term Loan Lender
By:	/s/ Baerbel Freudenthaler
Name: Baerbel Freudenthaler
Title: Director

Wells Fargo Bank, National Association, as Syndication Agent, Revolving Lender and Term Loan Lender
By:	/s/ Thomas J. Kessel
Name: Thomas J. Kessel
Title: Senior Vice President

PNC Bank, National Association, as Syndication Agent, Revolving Lender and Term Loan Lender
By:	/s/ Nicole Caldwell
Name: Nicole Caldwell
Title: Officer

The Northern Trust Company, as Revolving Lender and Term Loan Lender
By:	/s/ Phillip McCaulay
Name: Phillip McCaulay
Title: Vice President

The Huntington National Bank, as Revolving Lender and Term Loan Lender
By:	/s/ Steven J. McCormack
Name: Steven J. McCormack
Title: Vice President

SIGNATURE PAGE TO KAYDON CORPORATION
CREDIT AGREEMENT

Comerica Bank, as Revolving Lender and Term Loan Lender
By:	/s/ Dan M. Roman
Name: Dan M. Roman
Title: Senior Vice President

HSBC Bank USA, N.A., as Revolving Lender and Term Loan Lender
By:	/s/ Gregory R. Duval
Name: Gregory R. Duval
Title: Vice President

Barclays Bank Plc, as Revolving Lender and Term Loan Lender
By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

Branch Banking and Trust Company, as Revolving Lender and Term Loan Lender
By:	/s/ Troy R. Weaver
Name: Troy R. Weaver
Title: Senior Vice President

U.S. Bank National Association, as Revolving Lender and Term Loan Lender
By:	/s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Vice President

SIGNATURE PAGE TO KAYDON CORPORATION
CREDIT AGREEMENT